Exhibit 10.3

AGREEMENT OF PURCHASE AND SALE (POOL III)
among
THE SELLERS NAMED HEREIN
and
SOF-X U.S. ACQUISITIONS, L.L.C.
Dated as of January 16, 2015

TABLE OF CONTENTS

Page
Exhibits	iv
ARTICLE I DEFINITIONS	1
Section 1.1 Defined Terms	1
ARTICLE II SALE, CONSIDERATION AND CLOSING	10
Section 2.1 Sale of Assets	10
Section 2.2 Gross Asset Value; Earnest Money.	11
Section 2.3 Earnest Money	12
Section 2.4 The Closing	13
Section 2.5 Allocated Asset Value.	13
ARTICLE III REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS	13
Section 3.1 General Seller Representations and Warranties	13
Section 3.2 Representations and Warranties of the Sellers as to the Assets	15
Section 3.3 Operations Prior to Closing	18
Section 3.4 Tenant Estoppels.	23
Section 3.5 Owners’ Associations and REAs	24
Section 3.6 Inaccurate Representation or Warranty	25
Section 3.7 Cooperation with Financing.	26
Section 3.8 Easements.	26
Section 3.9 SNDAs	26
Section 3.10 Non-Compete Agreement	26
Section 3.11 INTENTIONALLY OMITTED	27
Section 3.12 INTENTIONALLY OMITTED	27
ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER	27
Section 4.1 Representations and Warranties of the Buyer	27
ARTICLE V CONDITIONS PRECEDENT TO CLOSING	29
Section 5.1 Conditions Precedent to Sellers’ Obligations	29
Section 5.2 Conditions Precedent to the Buyer’s Obligations	30
ARTICLE VI CLOSING DELIVERIES	31
Section 6.1 Buyer Deliveries	31
Section 6.2 Sellers Deliveries.	32
ARTICLE VII INSPECTION	35
Section 7.1 General Right of Inspection	35
Section 7.2 Document Inspection; Contracts	35
Section 7.3 Formal Inspection Period	36
Section 7.4 Confidentiality	36
Section 7.5 Examination	36
Section 7.6 Effect and Survival of Disclaimer and Release	38

Exhibits
Exhibit A -	Form of Tenant Estoppel
Exhibit B -	Form of Assignment of Leases
Exhibit C -	Form of Assignment of Contracts
Exhibit D -	Form of Tenant Notice
Exhibit E -	Intentionally Omitted
Exhibit F -	Buyer’s Closing Certificate
Exhibit G -	Form of Deed
Exhibit H -	Form of Bill of Sale
Exhibit I -	Form of Broker Lien Waiver
Exhibit J -	Form of Assignment of Asset-Related Property
Exhibit K -	Seller’s Closing Certificate
Exhibit L -	Form of FIRPTA Certificate
Exhibit M -	Intentionally Omitted
Exhibit N -	Non-Compete Agreement Term Sheet
Exhibit O -	Intentionally Omitted
Exhibit P -	Form of Title Affidavit

Schedules
Schedule A -	Seller and Properties
Schedule B -	Intentionally Omitted
Schedule C -	Assumed Contracts
Schedule D -	Knowledge Parties
Schedule 2.1(b)(iii) -	Personal Property
Schedule 3.1(c) -	Consents
Schedule 3.1(d) -	Conflicts
Schedule 3.2(b) -	Material Contracts
Schedule 3.2 (c) -	Leases
Schedule 3.2(c)(i) -	Tenant Improvements and Other Construction Work
Schedule 3.2(c)(ii) -	Tenant Defaults
Schedule 3.2(d) -	Leasing and Brokerage Commissions and Agreements
Schedule 3.2(e) -	Casualties and Condemnations
Schedule 3.2(j) -	Building/Zoning Violations
Schedule 3.2(r) -	Intentionally Omitted
Schedule 3.2(u) -	Security Deposits Held by the Sellers
Schedule 3.2(v) -	Delinquency Reports
Schedule 3.3(h)(ii) -	December 11, 2014 Through Closing Date Lease Agreements
Schedule 3.5(b)(ii) -	Intentionally Omitted
Schedule 3.5(b)(iii) -	Intentionally Omitted
Schedule 7.1 -	Designated Employees
Schedule 14.3 -	Brokers

AGREEMENT OF PURCHASE AND SALE (POOL III)
AGREEMENT OF PURCHASE AND SALE (POOL III) (this “Agreement”), made as of the 16th day of January, 2015 by and between each of the entities listed in the column entitled “Sellers” on Schedule A attached hereto and made a part hereof (individually, a “Seller”; collectively, the “Sellers”) and SOF-X U.S. Acquisitions, L.L.C., a Delaware limited liability company (the “Buyer”).
Background
A.The applicable Sellers are the owners of the Land and the buildings and other improvements situated on such Land, constituting the properties listed opposite their names on Schedule A attached hereto and made a part hereof (individually a “Property”; collectively, the “Properties”).
A.    The Properties listed on Schedule A (collectively, the “Asset Schedule”), together with the Asset-Related Property (as defined below) with respect to each Property shall be referred to herein, collectively, as the “Assets”.
B.    The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Assets on the terms and conditions hereinafter set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Defined Terms The capitalized terms used herein will have the following meanings.
“Additional Rent(s)” shall have the meaning assigned thereto in subsection 10.2(a).
“Adjusted Gross Asset Value” shall have the meaning assigned thereto in subsection 2.2(a).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Leasing and Brokerage Agreements” shall have the meaning given thereto in Section 3.2(d) hereof.

“Agreement” shall mean this Agreement of Purchase and Sale (Pool III) and all amendments hereto, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified, from time to time.
“Allocated Asset Value” shall have the meaning assigned thereto in Section 2.5.
“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in Section 3.1(f)(i).
“Applicable Law” means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.
“Asset-Related Property” shall have the meaning assigned thereto in subsection 2.1(b).
“Asset Schedule” shall have the meaning assigned thereto in “Background” paragraph B.
“Asset Specific Default” shall have the meaning assigned thereto in subsection 13.3(a).
“Assets” shall have the meaning assigned thereto in “Background” paragraph B.
“Assignment of Asset-Related Property” shall have the meaning assigned thereto in subparagraph 6.2(c)(iv).
“Assignment of Contracts” shall have the meaning assigned thereto in subparagraph 6.1(a)(ii).
“Assignment of Leases” shall have the meaning assigned thereto in subparagraph 6.1(a)(i).
“Assumed Contracts” shall have the meaning assigned thereto in subsection 7.2(b).
“Basket” shall have the meaning assigned thereto in Section 11.3.
“Bill of Sale” shall have the meaning assigned thereto in subparagraph 6.2(c)(ii).
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York City, New York.
“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.
“Buyer Exclusion Notice” shall have the meaning assigned thereto in subsection 13.3(a).

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.
“Buyer Surviving Representations and Covenants” shall have the meaning assigned thereto in Section 11.2.
“Cap” shall have the meaning assigned thereto in Section 11.3.
“Cash Basis” shall have the meaning assigned thereto in Section 10.1.
“Cash Consideration Amount” shall have the meaning assigned thereto in subsection 2.2(a).
“Closing Documents” shall mean any, certificate, instrument or other document delivered pursuant to Article VI of this Agreement.
“Closing” shall have the meaning assigned thereto in subsection 2.4(a).
“Closing Date” shall have the meaning assigned thereto in subsection 2.4(a).
“Closing Statement” shall have the meaning assigned thereto in subparagraph 6.1(d)(i).
“Closing Year” shall have the meaning assigned thereto in subsection 10.2(b).
“Confidentiality Agreement” shall mean that Confidentiality Letter Agreement dated as of October 10, 2014, made by Vanderbilt Partners and Trinity Capital Acquisitions LLC in favor of Duke Realty Limited Partnership.
“Contracts” shall mean, collectively, all agreements or contracts of any Seller relating to the ownership, operation, maintenance and management of the relevant Property and the buildings and other improvements located thereon, or any portion thereof, including all amendments, modifications, additions or supplements thereto.
“Deed” shall have the meaning assigned thereto in subsection 6.2(a).
“Delinquency Report” shall mean that report attached hereto as Schedule 3.2(v).
“Designated Employees” shall have the meaning assigned thereto in Section 7.1.
“Designated Subsidiary” shall have the meaning assigned thereto in Section 14.7.
“Duke Lease” shall mean a lease agreement for each Duke Leased Space in the forms to be agreed upon between Buyer and Seller prior to the Inspection Date.
“Duke Leased Space” shall mean the space leased by Seller at the Assets pursuant to a Duke Lease.
“Earnest Money” shall have the meaning assigned thereto in Section 2.3.

“Environmental Claims” means any claim for reimbursement or remediation expense, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the presence or release of any Hazardous Substances over, on, in or under any Property, or the violation of any Environmental Laws with respect to any Property.
“Environmental Laws” means any Applicable Laws which regulate or control (i) Hazardous Substances, pollution, contamination, noise, radiation, water, soil, sediment, air or other environmental media, or (ii) an actual or potential spill, leak, emission, discharge, release or disposal of any Hazardous Substances or other materials, substances or waste into water, soil, sediment, air or any other environmental media, including, without limitation, (A) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), (B) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), (C) the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq., (D) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., (E) the Clean Water Act, 33 U.S.C. § 1251 et seq., (F) the Clean Air Act, 42 U.S.C. § 7401 et seq., and (G) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq. and similar state and local Applicable Law, as amended from time to time, and all regulations and rules issued pursuant thereto.
“Environmental Liabilities” means any liabilities or obligations of any kind or nature imposed on any Seller pursuant to any Environmental Laws, including, without limitation, any (i) obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual release of Hazardous Substances or other pollution or contamination of any water, soil, sediment, air or other environmental media, located on or originating from any Property, and (ii) liabilities or obligations with respect to the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation of any Hazardous Substances by any Seller.
“Escrow Account” shall have the meaning assigned thereto in subsection 14.5(a).
“Escrow Agent” shall mean First American Title Insurance Company, Chicago National Commercial Services Division, 30 North LaSalle Street, Suite 2700, Chicago, IL 60602.
“Escrow Period” shall have the meaning assigned thereto in Section 10.7.
“Executive Order” shall have the meaning assigned thereto in subsection 3.1(f)(i).
“Existing Lease” shall have the meaning assigned thereto in Section 10.7.
“Fixed Rents” shall have the meaning assigned thereto in subsection 10.2(a).
“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or Property in question.
“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the

United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
“Gross Asset Value” shall have the meaning assigned thereto in subsection 2.2(a).
“GSA” shall mean the General Services Administration.
“Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether solid, semisolid, liquid or gaseous, including, without limitation, asbestos, polychlorinated biphenyls, petroleum or petroleum by-products, radioactive materials, radon gas and any other material or substance which is defined as or included in the definition of a “hazardous substance”, “hazardous waste”, “toxic waste”, “hazardous material”, “toxic pollutant”, “contaminant”, “pollutant” or “toxic substance” or words of similar import, under any Environmental Law or that could result in the imposition of liability under any Environmental Laws.
“Incomplete TI Work” shall have the meaning assigned thereto in Section 14.30.
“Inspection Date” means 5:00 p.m. Eastern Time on January 27, 2015.
“Inspection Period” means the period of time commencing as of the date of that certain letter of intent, dated December 17, 2014, executed by Vanderbilt Partners LLC, Trinity Capital Acquisitions, LLC and Starwood Capital Group Holdings, LLC, and ending on the Inspection Date.
“Intangible Property” shall have the meaning assigned thereto in subparagraph 2.1(b)(vi).
“IRS” shall mean the Internal Revenue Service.
“IRS Reporting Requirements” shall have the meaning assigned thereto in subsection 14.4(c).
“Land” means the land more particularly described in the Title Policy.
“Lease Options” shall have the meaning assigned thereto in subsection 3.2(c).
“Lease Required Estoppel” shall have the meaning assigned thereto in subsection 3.4(b).
“Leases” shall mean all leases, licenses and other occupancy agreements, for all or any portion of the Properties and all amendments, modifications, extensions and other agreements pertaining thereto.
“Lease Termination Payments” means all payments received by or on behalf of Seller with respect to a Lease with respect to any terminations, surrenders, modifications, renewals or amendments of any such Lease.

“Leasing and Brokerage Agreements” shall mean, collectively, the Affiliate Leasing and Brokerage Agreements and the Third Party Leasing and Brokerage Agreements.
“Leasing Costs” shall mean, with respect to a particular Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the initial construction obligations of the landlord under such Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease to the landlord under another lease (i.e., lease buyout costs), relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Lease or any other agreement relating to such Lease.
“Liens” shall mean all liens, pledges, charges, mortgages, deeds of trust, security interests, encumbrances, title retention agreements, adverse claims or restrictions.
“Losses” shall have the meaning assigned thereto in subsection 11.1.
“Major Tenants” shall mean those certain Tenants representing or leasing 50,000 square feet or more in any one Property excluding the GSA.
“Material Contracts” shall mean all assignable Contracts, other than those assignable Contracts which are terminable on 30 days’ notice without cost or penalty and require the payment of no more than $25,000 in any calendar year or are a part of a national contract.
“Monetary Title Exceptions” shall mean title exceptions affecting any Property which are not Permitted Exceptions and which can be removed by the payment of a liquidated amount.
“New Lease” shall have the meaning assigned thereto in subsection 3.3(d).
“Non-Compete Agreement” shall have the meaning assigned thereto in Section 3.10.
“Notice of Inaccuracy” shall have the meaning assigned thereto in Section 3.6.
“Objection Notice” shall have the meaning assigned thereto in Section 8.2.
“Other PSA Assets” means, individually or collectively, as the context may require, the “Assets” as defined in each of the Other PSAs.
“Other PSA Closing” means, individually or collectively, as the context may require, the “Closing” as defined in each of the Other PSAs.
“Other PSA Properties” means, individually or collectively, as the context may require, the “Properties” as defined in each of the Other PSAs.
“Other PSA Sellers” means, individually or collectively, as the context may require, the “Sellers” as defined in each of the Other PSAs.

“Other PSAs” means, individually or collectively, as the context may require, the following: (i) that certain Agreement of Purchase and Sale (Pool I), dated as of the date hereof, by and between Duke Realty Limited Partnership, Duke Crossroads Bldg 1, LLC, Duke Crossroads Bldg 2&3, LLC, Duke Crossroads Bldg 4, LLC, Duke PCB 1-7, LLC, Sawgrass Limited Partnership No. 1, LP, Sawgrass Limited Partnership No. 2, LP and Duke Construction Limited Partnership, collectively, as sellers, and Buyer, as buyer; (ii) that certain Agreement of Purchase and Sale (Pool II) ,dated as of the date hereof, by and between Duke Realty Limited Partnership, as seller, and Buyer, as buyer; and (iii) that certain Agreement of Purchase and Sale (Pool IV), dated as of the date hereof, by and between Duke Realty Limited Partnership and 625 Building, L.L.C., together as sellers, and Buyer, as buyer.
“Owners’ Association” shall mean any association or organization created pursuant to the Owners’ Association Documents.
“Owners’ Association Documents” shall have the meaning assigned thereto in Section 3.2(g).
“Permitted Exceptions” shall mean (i) liens for current real estate taxes or assessments which are not yet due and payable or are due and payable but not yet delinquent, (ii) any exceptions to title approved or waived by the Buyer in accordance with this Agreement, (iii) customary utility easements which (A) do not encroach any buildings or other improvements located at the applicable Property, (B) are within and do not violate any setback requirements or restrictions and (C) do not materially and adversely impact the current use or value of the applicable Property, (iv) the rights of Tenants, as tenants only, pursuant to Leases, and (v) any matters created or caused by Buyer.
“Personal Property” shall have the meaning assigned thereto in subparagraph 2.1(b)(iii).
“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.
“Post Termination Period” shall have the meaning assigned thereto in subsection 3.3(h)(ii).
“Properties” and “Property” shall have the meanings assigned thereto in “Background” paragraph A.
“Real Estate Tax” shall have the meaning assigned thereto in Section 10.1.
“REAs” shall mean those certain reciprocal easement agreements, covenants conditions and restrictions and similar property-related agreements encumbering or otherwise affecting the Assets.
“Rents” shall have the meaning assigned thereto in subsection 10.2(a).
“Reporting Person” shall have the meaning assigned thereto in subsection 14.4(c).

“SD Letters of Credit” shall have the meaning assigned thereto in subsection 10.2(a).
“Seller Agent” shall have the meaning assigned thereto in Section 14.2.
“Seller Party” shall have the meaning assigned thereto in Section 14.2.
“Sellers” shall have the meaning assigned thereto in the Preamble to this Agreement.
“Sellers’ Actual Reimbursable Tenant Expenses” shall have the meaning assigned thereto in subsection 10.2(c).
“Sellers’ Actual Tenant Reimbursements” shall have the meaning assigned thereto in subsection 10.2(c).
“Sellers’ Knowledge” shall mean the actual knowledge of the Sellers based upon the actual knowledge of (i) with respect to all of the Assets, (a) Jeff Behm, (b) the Vice Presidents of Asset Management in the markets where the Properties are located and (c) the Senior Vice Presidents, Business Unit Heads in the markets where the Properties are located, each as more particularly set forth on Schedule D attached hereto and (ii) with respect to each particular Asset, the persons listed in the preceding clause (i) and the person identified as the “Asset Manager” with respect to such Asset on Schedule D.
“Seller's Estoppel Certificate” shall have the meanings assigned thereto in subsection 3.4(d).
“Seller’s Other Loans” shall mean, with respect to the applicable Seller, all indebtedness, financings and loans related to or encumbering the Seller’s Property or the Seller’s Assets.
“Seller’s Property” shall mean, with respect to each Seller, the Property owned by such Seller, as set forth in the Asset Schedule.
“Sellers’ Reconciliation Statement” shall have the meaning assigned thereto in subsection 10.2(c).
“Sellers’ Related Entities” shall mean Sellers, their affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing.
“Seller Surviving Representations and Covenants” shall have the meaning assigned thereto in Section 11.1.
“SNDAs” shall have the meaning assigned thereto in Section 3.9.
“Statement of Lease” shall mean with respect to any Lease with the GSA as Tenant a “Statement of Lease” in the form required by the GSA.

“Tax” shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees) and taxes (including, without limitation, net income, alternative, unitary, alternative minimum, minimum franchise, value added, ad valorem, income, receipts, capital, social security, service, license, excise, sales, payroll, worker’s compensation, unemployment or compensation taxes, duty or custom taxes, franchise, use, leasing, fuel, excess profits, turnover, occupation, property (personal and real, tangible and intangible), transfer, recording and stamp taxes, levies, imposts, duties, charges, fees, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, and any transaction privileges or similar taxes) imposed by or on behalf of a Governmental Authority, together with any and all penalties, fines, additions to tax and interest thereon, whether disputed or not.
“Tenant Estoppel” shall have the meaning assigned thereto in subsection 3.4(a).
“Tenants” shall mean the tenants under the Leases.
“Tenant Notices” shall have the meaning assigned thereto in subparagraph 6.1(a)(iii).
“Terminated Contracts” shall mean all Contracts other than Assumed Contracts.
“Third Party Leasing and Brokerage Agreements” shall have the meaning given thereto in Section 3.2(d) hereof.
“Title Company” shall mean the Escrow Agent.
“Title Objection” shall have the meaning assigned thereto in Section 8.5.
“Title Policy” shall mean one or more (as applicable as the context may require) owner’s policies of title insurance, issued by the Title Company, with respect to each Property in the standard form used in the state in which such Property is located, insuring as of the Closing Date, in an amount equal to the Allocated Asset Value for such Property, that the Buyer (or a Designated Subsidiary) owns fee simple title (and such additional estates as may be applicable) to such Property free and clear of all liens and encumbrances other than the Permitted Exceptions, without standard exceptions for parties in possession except pursuant to written leases (as tenants only, with no rights to purchase), mechanics’ liens, and matters of survey.
“Title Response Notice” shall have the meaning assigned thereto in Section 8.5.
“UCC” shall mean the Uniform Commercial Code.
“Vacant Land” shall mean the land parcels described on Schedule A.
“Voluntary Title Exceptions” shall mean with respect to each Property (i) the lien of any mortgage affecting such Property, whenever created, and (ii) title exceptions affecting such Property that are knowingly and intentionally created by the Sellers or their Affiliates after the date of this Agreement; provided, however, that the term “Voluntary Title Exceptions” as used in this Agreement shall not include the following: (a) any Permitted Exceptions; (b) any title exception created by a Tenant that is not otherwise prohibited by the applicable Lease for such Tenant thereunder; and (c) any title exceptions that are approved, waived or deemed to have been approved or waived by the Buyer pursuant to the terms of this Agreement or that are created in accordance with the provisions of this Agreement.
“WARN Act Indemnification” shall have the meaning assigned thereto in Section 11.1.
ARTICLE II
SALE, CONSIDERATION AND CLOSING
Section 2.1    Sale of Assets. (a) On the Closing Date (as hereinafter defined) and pursuant to the terms and subject to the conditions set forth in this Agreement, the Sellers shall sell to the Buyer, and the Buyer shall purchase from each of the Sellers, all of the Assets. It is understood and agreed that, except as explicitly set forth in this Agreement, the closing of the purchases of the Assets shall occur contemporaneously and none of the purchases of the Assets shall close unless the purchase of all of the Assets closes contemporaneously.
(b)    The transfer of the Properties to the Buyer shall include the transfer of all Asset-Related Property with respect to such Properties. For purposes of this Agreement, “Asset-Related Property” shall mean the following:
(i)    all of the relevant Seller’s right, title and interest in and to all easements, covenants and other rights appurtenant to said Property and all right, title and interest of the relevant Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining said Property and to the center line thereof;
(ii)    all of the relevant Seller’s right, title and interest in and to all Owners’ Association Documents and REAs;
(iii)    all personal property listed on the attached Schedule 2.1(b)(iii) and furniture, fixtures, equipment, tools, supplies and other personal property (collectively, the “Personal Property”) (except items owned or leased by Tenants or which are leased by the relevant Seller) which are now, or may hereafter prior to the Closing Date be, placed in or attached to the Property;
(iv)    to the extent they may be transferred under Applicable Law and without cost to Seller (unless Buyer agrees to pay any such cost), all licenses, permits, consents, certificates, approvals, orders and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated;
(v)    to the extent assignable and without cost to Seller (unless Buyer agrees to pay any such cost), all warranties and guaranties, issued to the relevant Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property;
(vi)    to the extent assignable and without cost to Seller (unless Buyer agrees to pay any such cost), all other intangibles associated with the Properties, including, without limitation, goodwill, all logos, designs, trade names, building names, trademarks related to the property and other general intangibles relating to the Property, all telephone exchange numbers specifically dedicated and identified with the Properties and any URL designations and domain names containing the name of any Property but specifically excluding the names “Duke”, “Duke Realty” or derivatives therefrom or combinations thereof (collectively the “Intangible Property”);
(vii)    all Leases and Assumed Contracts and all security and escrow deposits held by the relevant Seller in connection with any such Lease or Assumed Contract;
(viii)    all books and records, tenant files, tenant lists and tenant marketing information relating to the Properties; and
(ix)    to the extent assignable, the plans and specifications, engineering drawings and prints with respect to the improvements, all operating manuals, and all books, data and records regarding the physical components systems of the improvements at the Properties, each to the extent in the Sellers' or a Sellers’ Affiliate’s possession (or reasonably obtainable by the Sellers without cost).
Section 2.2    Gross Asset Value; Earnest Money.
(a)    The purchase price for the Assets shall be equal to the aggregate gross asset value (the “Gross Asset Value”) of the Assets of (i) $78,000,000.00 plus (ii) $0.00 for the Vacant Land, as adjusted pursuant to the terms of this Agreement. The Gross Asset Value shall be adjusted to reflect net prorations and other adjustments provided for in this Agreement (as adjusted, the “Adjusted Gross Asset Value”). For purposes of this Agreement, the Adjusted Gross Asset Value shall be the “Cash Consideration Amount”.
(b)    At the Closing (as hereinafter defined):
(i)    the Buyer shall deliver the Cash Consideration Amount, less the Earnest Money and any interest earned thereon (unless such Earnest Money is in the form of a letter of credit in which case the Earnest Money shall not be deducted and the Escrow Agent shall return the undrawn letter of credit to the Buyer promptly upon the Closing), to the Sellers in immediately available funds by wire transfer to such account or accounts that the Sellers shall designate to the Buyer;
(ii)    the Escrow Agent shall deliver the Earnest Money and any interest earned thereon (unless such Earnest Money is in the form of a letter of credit in which case the Escrow Agent shall return the undrawn letter of credit to Buyer promptly upon the Closing) to the Sellers to such account or accounts the Sellers shall designate to the Escrow Agent; and
(iii)    INTENTIONALLY OMITTED.
(c)    No adjustment shall be made to the Gross Asset Value except as explicitly set forth in this Agreement.

(d)    INTENTIONALLY OMITTED.
Section 2.3    Earnest Money
Within two (2) Business Days after the date of this Agreement, Buyer shall deposit with Escrow Agent an amount equal to $346,820.81 (the “Initial Deposit”). In the event that Buyer does not terminate this Agreement on or before the Inspection Date, within one (1) Business Day after the Inspection Date, Buyer shall deposit with Escrow Agent an additional amount equal to $1,734,104.05 (the “Additional Deposit”, which Additional Deposit, along with the Initial Deposit, shall be held as the “Earnest Money”). The Earnest Money shall be in the form of either (i) immediately available funds by wire transfer to such account as Escrow Agent shall designate to the Buyer or (ii) in the form of a letter of credit reasonably acceptable to Seller and issued by such issuing bank as is reasonably approved by Seller naming Duke Realty Limited Partnership as beneficiary and having a face amount equal to the Initial Deposit or the Initial Deposit plus the Additional Deposit, as applicable. To the extent the Earnest Money is in the form of immediately available funds by wire transfer, upon delivery of such Earnest Money by the Buyer to Escrow Agent the Earnest Money will be deposited by Escrow Agent in an interest-bearing account acceptable to the Buyer and the Sellers and shall be held in escrow in accordance with the provisions of Section 14.5. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, the Buyer shall receive a credit for such interest in accordance with subsection 2.2(b).
Section 2.4    The Closing. (a) The closing of the sale and purchase of the Assets (the “Closing”) shall take place no later than April 1, 2015 (as such date may be extended pursuant to this Agreement, the “Closing Date”).
(b)    The Closing shall be held at the offices of the Escrow Agent or at such location agreed upon by the parties hereto and will be in escrow through the Escrow Agent.
Section 2.5    Allocated Asset Value. The Sellers and the Buyer hereby agree that the Gross Asset Value plus each of the “Gross Asset Values” (as defined in each of the Other PSAs) shall be allocated among the Assets and the Other PSA Assets on or prior to the Inspection Date (as to each Asset and Other PSA Asset (as applicable), the “Allocated Asset Value”) for federal, state, local and foreign tax purposes in accordance with applicable U.S. federal tax laws and analogous provisions of state, local and foreign tax laws. On or prior to the Closing Date, the Buyer shall have the right to reallocate the Gross Asset Value and Allocated Asset Value and each of the “Gross Asset Values” and “Allocated Asset Values” (each as defined in each of the Other PSAs) among the Assets and the Other PSA Assets provided that any such reallocations shall be subject to the prior reasonable approval of the Sellers. The Sellers and the Buyer shall file all Tax returns and related tax documents consistent with such allocations, as such allocations may be reallocated pursuant to the provision of this Section or otherwise adjusted by agreement of the Parties.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS

Section 3.1    General Seller Representations and Warranties. Each Seller, for itself solely as it relates to such Seller’s Assets, hereby represents, warrants and covenants to the Buyer as of the date hereof and as of the Closing Date as follows:
(e)    Formation; Existence. It is a limited partnership, general partnership, limited liability company or corporation, as applicable, duly formed, validly existing and in good standing (if applicable) under the laws of the State of its formation and the state in which the applicable Properties owned by such Seller are located.
(f)    Power and Authority. Subject to Section 5.1(g), it has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Such Seller is authorized to do business in, and is in good standing under, the state in which the Property such Seller owns or leases pursuant to Schedule A is located. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).
(g)    No Consents. Except as set forth on Schedule 3.1(c), no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Person, court or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made by Seller in connection with any Seller’s execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.
(h)    No Conflicts. Except as set forth on Schedule 3.1(d), the consummation of the transaction herein contemplated and the compliance by Seller with the terms of this Agreement do not and will not (i) conflict with or result in any violation of any Seller’s organizational documents, (ii) conflict with or result in a breach of any of the terms and conditions of, or constitute a default under, any agreement, arrangement, understanding, accord, document or instrument by which any Seller is bound, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, law, or regulation applicable to the Seller’s Assets except for any conflict or violation that will not adversely affect any Seller’s ability to consummate the transaction contemplated by this Agreement.
(i)    Foreign Person. Such Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.
(j)    Anti-Terrorism.
(i)    None of the Sellers or, to Sellers’ Knowledge, its Affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No.

13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).
(ii)    None of the Seller or, to Sellers’ Knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(iii)    None of the Seller or, to Sellers’ Knowledge, its Affiliates (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
(iv)    The Sellers understand and acknowledge that the Seller or its Affiliates may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may be required for compliance with such anti-money laundering regulations for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the Seller’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Seller.
(v)    Neither the Sellers, nor any person controlling or controlled by the Sellers, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
Section 3.2    Representations and Warranties of the Sellers as to the Assets. Each Seller, for itself solely as it relates to such Seller’s Assets, hereby represents, warrants and covenants to the Buyer as of the date hereof and as of the Closing Date as follows:
(a)    Ownership of Property. Other than this Agreement, no Seller has entered into an agreement to sell such Seller’s Asset.

(b)    Material Contracts. All Material Contracts affecting such Seller’s Assets are set forth on Schedule 3.2(b) attached hereto and the same have not been amended, supplemented or otherwise modified, except as shown in such Schedule 3.2(b). Such Material Contracts contain the entire agreement between such Seller and the contract vendors, licensors and lessors named therein. Each of the Material Contracts is in full force and effect and such Seller has not given or received any written notice of any breach or default under any Material Contract which has not been cured. Seller is not in default of any of its obligations under such Material Contracts and to Sellers’ Knowledge, the applicable contract vendors, licensors and lessor named therein are not in default of their respective obligations under the applicable Material Contracts. Such Seller has delivered or made available to Buyer true and complete copies of all of such Material Contracts.
(c)    Leases. Seller has made available to Buyer the leases, licenses and occupancy agreements (including all amendments, modifications and supplements thereto) with respect to the Properties as described in Schedule 3.2(c) attached hereto. There are no leases, licenses or other occupancy agreements to which Seller is a party for all or any portion of such Seller’s Property, other than the Leases set forth on Schedule 3.2(c). Such Leases (i) have not been amended, supplemented or otherwise modified except as disclosed in the documents referenced on Schedule 3.2(c) or stated in Schedule 3.2(v), and (ii) contain the entire agreement between the relevant landlord and the tenants named therein with respect to the applicable leasehold interest. Except as set forth in the Delinquency Report, to the Knowledge of Sellers’ as of the date of this Agreement, fixed rent and additional rent are currently being collected under such Leases without offset, counterclaim or deduction. Seller has made available to Buyer true and complete copies of the Leases. Except as set forth on Schedule 3.2(c)(i), all tenant improvements and other construction work to be performed by such Seller under such Leases have been completed. There are no tenant inducement costs with respect to the Leases of such Seller’s Assets or any renewal thereof except as may be set forth in the Leases. No party has any purchase option, right of first refusal, right of first offer or similar right under such Leases (collectively, “Lease Options”), except those Tenants relating to the Lease Options referenced in Section 14.29 below, relating to the purchase of all or a portion of such Seller’s Property. Except as set forth on Schedule 3.2(c)(ii) or in the Delinquency Report, as of the date of this Agreement, (i) Seller has not received any written notice from any tenant under a Lease claiming landlord is in default in its obligations as landlord under such Lease and (ii) to Seller’s Knowledge and except as set forth in the Delinquency Report, there exists no default by any tenant under any such Lease. Seller has not received any Lease Termination Payments from December 11, 2014 through the date hereof, except as set forth on Schedule 3.2(c)(iii).
(d)    Brokerage Commissions. There are no brokerage commissions, tenant inducement costs or finders’ fees payable by such Seller with respect to the current term of the Leases, other than those set forth on Schedule 3.2(d) attached hereto. Seller does not have any agreement with any Affiliate broker which will survive the Closing Date with respect to the current term or any renewal, extended or amended term, except as set forth on Schedule 3.2(d) (the “Affiliate Leasing and Brokerage Agreements”) and, to such Seller’s knowledge, such Seller does not have any agreement with any third party broker with respect to the current term or any renewal, extended or amended term, except as set forth in Schedule 3.2(d) (the “Third Party Leasing and Brokerage Agreements”).

(e)    Casualty; Condemnation. There is no unrepaired casualty damage to any of such Seller’s Properties and there is no pending condemnation or similar proceedings affecting any Property and to Sellers’ Knowledge no action is threatened or contemplated except as set forth on Schedule 3.2(e).
(f)    Litigation. There are no actions, suits or proceedings pending against or to Sellers’ Knowledge threatened against any Seller in any court or before or by an arbitration tribunal or regulatory commission, department or agency which, if adversely determined, would materially adversely affect (i) such Sellers’ ability to consummate the transactions contemplated by this Agreement, (ii) the ownership of an Asset or (iii) the operation of a Property.
(g)    Owners’ Associations. To the Seller’s knowledge, Seller has made available to Buyer true, correct and complete owners’ association documents and all by-laws in connection with the foregoing, relating to the Properties to the extent such are in Seller’s possession (collectively, the “Owners’ Association Documents”). Seller has not received any written notice that it is in default of any monetary or other payment amounts owed by such Seller with respect to any Owners’ Associations. Other than as provided in the Owners’ Association Documents or as provided in this Agreement, Sellers have no other obligations relating to the Owners’ Associations.
(h)    INTENTIONALLY OMITTED.
(i)    Ownership of the Personal Property. Such Seller has good and valid title to the Personal Property, which in each case shall be free and clear of all Liens as of the Closing Date. Seller has not pledged, assigned, hypothecated or transferred any of its right, title or interest in any of the Personal Property other than in connection with Seller’s Other Loans that will be satisfied or released on or before the Closing Date.
(j)    Compliance with Law. Such Seller has not received any written notice of a material violation of any applicable fire, health, building, use, occupancy or zoning laws, regulations, ordinances and codes with respect to such Seller’s Property which has not been cured or dismissed or would impact Buyer’s use of the Property except for those set forth on Schedule 3.2(j) hereto, provided, however that nothing in this Section 3.2(j) shall limit the right of Buyer to object to any matter or issue set forth on such Schedule 3.2(j) pursuant to Article VIII of this Agreement.
(k)    INTENTIONALLY OMITTED.
(l)    Environmental Matters. Except as (i) contained in any environmental assessment report made available by Seller to Buyer, (ii) expressly disclosed in writing to Buyer prior to the Inspection Date or (iii) as contained in any report prepared by Buyer or its environmental engineers or consultants, Seller has not received any written notice from any Governmental Authority or other Person of any Environmental Claims, Environmental Liabilities or violations of any Environmental Laws with respect to such Seller’s Property.
(m)    INTENTIONALLY OMITTED.
(n)    INTENTIONALLY OMITTED.

(o)    Bankruptcy. No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to such Seller or such Seller’s Property is pending, or, to such Sellers’ Knowledge, is being threatened against such Seller by any Person.
(p)    INTENTIONALLY OMITTED.
(q)    Labor and Employee Matters. Seller is not a party to any employment or collective bargaining or similar agreements with the Designated Employees.
(r)    INTENTIONALLY OMITTED.
(s)    INTENTIONALLY OMITTED.
(t)    INTENTIONALLY OMITTED.
(u)    Security Deposits. Attached hereto as Schedule 3.2(u) is a true and complete list of the security deposits (whether in the form of cash, letter of credit or otherwise) under the Leases being held by the Sellers.
(v)    Delinquency Report. Attached hereto as Schedule 3.2(v) is a true and complete report setting forth as of the date of this Agreement, all arrearages in excess of 30 days under the Leases. Seller shall provide an update of Schedule 3.2(v) at and as of Closing.
Section 3.3    Operations Prior to Closing. From the date hereof until Closing, each of the Sellers shall:
(c)    Insurance. Keep such Seller’s Assets insured against fire and other hazards covered by the insurance policies maintained by such Seller on the date of this Agreement.
(d)    Operation. Operate and maintain such Seller’s Property in a businesslike manner and in accordance with such Seller’s past practices with respect to such Seller’s Property, but subject to normal wear and tear.
(e)    New Contracts. Not enter into any new contracts relating to such Seller’s Assets, nor amend, supplement, terminate or otherwise modify any Contract (except as set forth in subsection 3.3(h)), without the prior written consent of the Buyer, which consent may be granted or withheld in the Buyer’s reasonable discretion unless (i) such contract contains a thirty (30) day termination provision and provides for total payments which are in no event greater than $50,000 or (ii) is necessary to preserve the safety of the Tenants or the Property, provided that in the case of clause (ii), (A) such contract is entered into at no cost to Buyer and (B) Seller shall provide Buyer with prompt written notice of any such contract, along with a copy thereof, which such notice shall in no event be more than two (2) days after such contract has been executed by all parties thereto. Notwithstanding anything to the contrary in this Section 3.3(c), in no event shall Seller enter in any leasing or brokerage agreement without Buyer’s prior written consent, which consent may be granted or withheld in Buyer’s reasonable discretion.

If a Seller enters into any contract after the date of this Agreement with the approval of the Buyer or as permitted in clause (i) through (ii) above, then such contract shall be included in the definition of “Contract” and added to Schedule 3.2(b) and, provided Buyer elects in writing to assume such contract, shall be included in the definition of “Assumed Contracts” and added to Schedule C. If the Buyer does not reject or approve a new contract or Contract amendment within five (5) Business Days after receipt of a copy thereof, then the Buyer shall be deemed to have approved such contract or Contract amendment.
(f)    New Leases. Continue its present rental program and efforts at such Seller’s Property to rent vacant space in accordance with past practices; provided, that without the prior consent of the Buyer, which consent may be granted or withheld in the Buyer’s sole discretion, no Seller shall (i) execute any new lease, license or other occupancy agreement, (ii) amend, supplement, terminate, accept the surrender of, renew or otherwise modify any existing Lease or (iii) approve any assignment or sublease of any existing Lease; provided, however, in the case of any amendment, supplement, termination, surrender, renewal or modification of any existing Lease as set forth in (ii) above, if such existing Lease expressly and specifically sets forth the terms of any such amendment, supplement, termination, surrender, renewal or modification and requires the landlord under the Lease to acknowledge or counter-sign same, in which case, Buyer’s consent shall not be required, but Seller shall provide Buyer with notice of (and to the extent such amendment, supplement or modification modifies the rental terms of such Lease which rental amount is not specifically stated in such Lease, an opportunity to review and comment upon) such amendment, supplement, termination, surrender, renewal or modification at least three (3) Business Days prior to the date of execution). If a Seller enters into any new leases, license or other occupancy agreement, or renews any existing Lease (each such new lease, license, occupancy agreement and renewal, a “New Lease”) after the date hereof in accordance with the terms of this Section 3.2(d), then each such lease, license, occupancy agreement and renewal shall be included in the definition of “Leases” herein and added to Schedule 3.2(c), shall be assigned to and assumed by the Buyer at the Closing in accordance with this Agreement. If the Buyer does not reject or approve a new lease, license, occupancy agreement, renewal or a Lease amendment within five (5) Business Days after receipt of a copy thereof, then the Buyer shall be deemed to have approved such new lease, license, occupancy agreement, renewal or Lease amendment.
(g)    Litigation; Violations. Advise the Buyer promptly of any receipt of written notice of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Authority which affects any Property or any Seller’s ability to consummate the transaction as contemplated by this Agreement and is instituted after the date of this Agreement. Deliver to the Buyer, promptly after receipt thereof, copies of any written notices of violations or other notices regarding any Property received by the Sellers. Seller may not settle any claim or compromise any litigation or proceeding affecting any Asset without the prior approval of the Buyer which approval shall not be unreasonably withheld, conditioned or delayed provided that any such settlement shall not have any material adverse effect upon (1) any Seller’s ability to consummate the transactions contemplated by this Agreement, (2) the ownership of any Asset or any Property or (3) the operation or value of any Property or Asset.

(h)    Performance Under Leases. Perform, or cause their agents to perform, all obligations of landlord or lessor under the Leases.
(i)    INTENTIONALLY OMITTED.
(j)    Management, Leasing Agreements and Contracts.
(i)    Terminate, in accordance with their respective terms, the Terminated Contracts, all management agreements and, to the extent the same relate to the Properties, unless otherwise provided in Section 3.3(h)(ii) below, the Leasing and Brokerage Agreements affecting such Seller’s Property to which such Seller or its Affiliate is party, at or prior to the Closing. Subject to Sections 3.3(h)(ii) and (iii) below, all leasing and brokerage fees, termination fees and any other costs and expenses relating to such Leasing and Brokerage Agreements and any related terminations shall be the responsibility solely of such Seller, and the Buyer shall have no responsibility or liability therefor. Unless otherwise provided in Section 3.3(h)(iii) below, no Seller shall assign to, and the Buyer shall not assume, any Terminated Contracts or any management agreements or the Leasing and Brokerage Agreements. Each Seller shall cause any asset manager or leasing agent to vacate any office at such Seller’s Property on or prior to Closing.
(ii)    Notwithstanding anything to the contrary herein, and in connection with the Leasing and Brokerage Agreements, on or prior to a date that is fifteen (15) days prior to the Closing Date, Buyer and Seller shall mutually agree on a list of any prospective tenants with whom Seller, Seller’s Affiliates or Seller’s Employees or a third party broker was Actively Negotiating pursuant to a Leasing and Brokerage Agreement (as hereinafter defined) as of the date of such expiration or notice of termination. If within sixty (60) days after the Closing Date (the “Post Termination Period”) a New Lease is entered into with any prospective tenant identified on the list as set forth above, then Buyer shall pay Seller (to the extent such Leasing and Brokerage Agreement is with any Seller) or reimburse the Seller (to the extent such Leasing and Brokerage Agreement is with Sellers’ Affiliates, Sellers’ Employees or any other third party that Seller has engaged) for any leasing commission owed to the applicable Seller, Seller’s Affiliate, Seller’s Employee or third party relating to such transaction calculated in accordance with the terms of the applicable Leasing and Brokerage Agreement, such payment to be made by Buyer at such time as the applicable third party broker is entitled to payment for the applicable leasing commission. After the Closing Date, Seller, Seller’s Affiliates or Seller’s Employees shall not, and shall cause any third party broker which is representing any Seller to not, commence or continue negotiations for any lease arrangements without first obtaining the prior written consent of Buyer. For the purpose of this Section 3.3(h)(ii), the term “Actively Negotiating” shall mean either that (i) Seller, Seller’s Affiliates, Seller’s Employees or a third party broker shall have submitted a written, bona-fide offer to the prospective tenant or such tenant’s broker which, has been accepted or responded to by a written counter-offer, the terms of which counter-offer are then being negotiated, or (ii) Seller, Seller’s Affiliate, Seller’s Employee or such third party broker with the prospective tenant’s authorization, shall have submitted to

Buyer a written, bona-fide offer by such tenant or such tenant’s broker which has been accepted or responded to by a written counter-offer submitted by Seller, Seller’s Affiliate or Seller’s Employee, on behalf of Buyer or its designee, and the terms of which counter-offer are then being negotiated. Notwithstanding anything to the contrary in this Section 3.3(h), in accordance with Section 10.7, if the Closing occurs, Buyer shall be responsible for and shall reimburse Seller for the payment of brokerage fees and commissions payable pursuant to a Leasing and Brokerage Agreement entered into in connection with those certain Leases executed and delivered in accordance herewith between December 11, 2014 and the date hereof, which such Leases are set forth in Schedule 3.3(h)(ii) attached hereto.
(iii)    In addition to the reimbursement of Seller for the leasing commissions set forth in Section 3.3(h)(ii), Buyer agrees to assume Seller’s obligations under those Third Party Leasing and Brokerage Agreements existing as of the date hereof solely to the extent such third-party unaffiliated broker is entitled to, and is identified by the applicable Tenant as being entitled to, a leasing commission under such Third Party Leasing and Brokerage Agreement with respect to a renewal, extension or expansion of the applicable Lease subject to such Third Party Leasing and Brokerage Agreement which is exercised from and after December 11, 2014. For the avoidance of doubt, except as specifically set forth in this Section 3.3(h)(iii), Buyer is not assuming any Leasing and Brokerage Agreements.
(k)    INTENTIONALLY OMITTED.
(l)    New Financing. Not create, incur or suffer to exist any deed of trust, mortgage, lien, pledge or other encumbrance in any way affecting any portion of such Seller’s Property, other than the Permitted Encumbrances, without the prior written consent of the Buyer.
(m)    Taxes, Charges, etc. Continue to pay or cause to be paid all Taxes, water and sewer charges, utilities and obligations under the Contracts when due.
(n)    Transfers. Not transfer, sell or otherwise dispose of such Sellers’ Property, or any item of such Sellers’ Personal Property without the prior written consent of the Buyer, except for the use and consumption of inventory and other supplies, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.
(o)    INTENTIONALLY OMITTED.
(p)    INTENTIONALLY OMITTED.
(q)    Zoning. Not initiate or consent to any material zoning reclassification of any Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Property without Buyer’s prior written consent, which consent may be granted or withheld in Buyer’s sole discretion.

(r)     Information; Additional Rights. Subject to the applicable limitations set forth in this Agreement, until the Closing or earlier termination of this Agreement, each Seller agrees to allow the Buyer to:
(i)    review and approve annual budgets, development plans, if any, and leasing plans with respect to the Properties and to offer input and suggestions relating to the foregoing, provided that such rights will not require the Sellers to operate the Properties in a substantially different manner than the current operations of the Properties nor obligate the Sellers to make or incur any capital expenditures at the Properties;
(ii)    generally discuss and consult (including calling meetings) with, and provide advice with respect to, material matters relating to the Properties with representatives of the Sellers designated by Sellers and the right to submit business proposals or suggestions to such parties;
(iii)    receive financial statements, operating reports, budgets or other financial reports relating to the Properties which are prepared by or for the Sellers in the ordinary course of business;
(iv)    request such other additional information relating to the Properties at reasonable times and intervals in light of the Sellers’ normal business operations concerning the general status of the financial condition and operations of the Properties but only to the extent such information is reasonably available to the Sellers and in a form consistent with the manner in which the Sellers then maintain such information; and
(v)    review and approve the settlement of any tenant audit disputes the settlement of which may alter or affect “base year” amounts payable by Tenants under Leases.
(s)    Seller’s Other Loans. Seller shall, on or prior to the Closing Date, prepay, defease or otherwise satisfy Seller’s Other Loans.
(t)    INTENTIONALLY OMITTED.
Section 3.4    Tenant Estoppels.
(a)    Each Seller shall prepare and deliver to each Tenant at such Seller’s Property an estoppel certificate in the form of Exhibit A attached hereto (the “Tenant Estoppel”) and request each such Tenant to execute and deliver the Tenant Estoppel to such Seller. Each Seller shall use commercially reasonable efforts to obtain the prompt return of the executed Tenant Estoppels in substantially the same form as Exhibit A from each Tenant at such Seller’s Property, without the obligation to make any payments or grant any concessions under the Leases. If a Tenant returns an executed Tenant Estoppel (or Lease Required Estoppel or Statement of Lease as defined below) to such Seller, such Seller shall promptly deliver to the Buyer, or make available on Seller’s transaction website, a copy of such executed Tenant Estoppel (or Lease Required Estoppel or Statement of Lease, if applicable)

following such Seller’s receipt of such Tenant Estoppel (or Lease Required Estoppel or Statement of Lease, if applicable).
(b)    It shall be a condition to the Buyer’s obligation to close the sale and purchase of the Assets that on or before the Closing Date, the Sellers deliver to the Buyer from (i) Tenants (other than the GSA) representing or leasing at least 75% of the rented area of each Property (exclusive of any rented area represented by a Lease with the GSA) as of the Closing Date, (ii) Tenants (other than the GSA) representing or leasing at least 75% of the aggregate rented area of all of the Properties (exclusive of any rented area represented by a Lease with the GSA) as of the Closing Date, and (iii) at least 95% of the aggregate of the square footage represented or leased by Major Tenants, signed tenant estoppel certificates that are substantially in the form of either (1) the Tenant Estoppel or (2) with respect to those Leases that contain a required form of specific estoppel that is attached as an exhibit to such Lease, the form of estoppel attached to such Lease (each a “Lease Required Estoppel”)), in each case which are dated no earlier than forty-five (45) days prior to the Closing Date and which do not allege any material defaults by the Sellers or accrued and outstanding offsets or defenses under the relevant Lease nor contain any materially adverse deviations between (x) the information specified in said Tenant Estoppel or Lease Required Estoppel, as applicable and (y) (I) the representations and warranties of the Sellers set forth in this Agreement or (II) the Leases to which such Tenant Estoppel or Lease Required Estoppel, as applicable, relate. Notwithstanding anything to the contrary in this Section 3.4, Seller shall also use commercially reasonable efforts to obtain a Statement of Lease from the GSA with respect to each Lease to which the GSA is a party, provided, however, that in no event shall the delivery of a Statement of Lease be deemed to apply towards the satisfaction of Seller’s obligations set forth above in this Section 3.4(b) or Seller’s obligations set forth in Section 3.4(c) below. Buyer shall cooperate with the Seller to obtain (i) any novation of the applicable Lease with the GSA that may be required by the GSA in order to assign the applicable Lease to Buyer or its designee and (ii) any Statement of Lease. In the event the GSA requires Seller to remain liable under the applicable Lease with the GSA after the Closing Date, Buyer hereby agrees to indemnify and hold harmless Seller against any Losses (as defined below) arising out of such Lease after the Closing Date except to the extent such Losses are the result of any action taken by Seller, or its Affiliates” with respect to such Leases with the GSA.
(c)    If the Sellers fail to deliver the Tenant Estoppels (or Lease Required Estoppel, as applicable) as required above by the Closing Date, the Buyer shall have the right, but not the obligation, to adjourn the Closing on one or more occasions for a period of up to 30 days in order for the Sellers to continue efforts to obtain such Tenant Estoppels (or Lease Required Estoppels, as applicable), in which case, the Closing shall occur within five (5) Business Days after the Sellers’ delivery of all required Tenant Estoppels (or Lease Required Estoppels, as applicable).
(d)    Notwithstanding anything contained in this Agreement to the contrary, in the event either (i) Seller is able to obtain Tenant Estoppels (or Lease Required Estoppels, as applicable) from Tenants representing at least 60% of the rented area of a Property (exclusive of the rented area represented by a Lease with the GSA) as of the Closing Date, but is unable to obtain Tenant Estoppels (or Lease Required Estoppels, as applicable) occupying at least 75% of the rented area of such Property (exclusive of the rented area represented by a Lease with the GSA) or (ii) Seller is able to obtain Tenant Estoppels (or Lease Required Estoppels, as applicable) from Tenants occupying at least 60% of the aggregate rented area (exclusive of the rented area represented by a Lease with the GSA) of all of the Properties as of the Closing, but is unable to obtain Tenant Estoppels (or Lease Required Estoppels, as applicable) occupying at least 75% of the aggregate rented area (exclusive of the rented area represented by a Lease with the GSA) of the Properties as of the Closing Date, Seller shall have the right (but not the obligation) to deliver to Buyer on the Closing Date a certificate in the form of Schedule 3.4(d) (a “Seller's Estoppel Certificate”), executed by Seller, with respect to the required amount of Leases in order to satisfy the Tenant Estoppel (or Lease Required Estoppels, as applicable) delivery requirements set forth in Section 3.4(b)(i) and (ii), and in such event, Seller shall be deemed to have satisfied the condition under Sections 3.4(b)(i) and (ii). In addition, Seller shall be released from any liability with respect to such Seller's Estoppel Certificate upon the earlier of (A) the date of delivery to Buyer of a Tenant Estoppel (or Lease Required Estoppels, as applicable) executed by the Tenant for which Seller has delivered such Seller's Estoppel Certificate or (B) the date that is one year after the Closing Date.
Section 3.5    Owners’ Associations and REAs.
(a)    Sellers shall not initiate, approve or consent to the any agreement or waiver or the execution of any document or instrument that would be considered an Owners’ Association Document, including, any agreement, waiver, document or instrument that would (i) increase or modify in any way the obligations relating to the Properties being acquired at Closing, (ii) result in the creation of a new Owners’ Association (iii) amend, modify, extend, surrender, terminate or renew any Owners’ Association Document without the prior written consent of the Buyer which consent may be withheld in the Buyer’s sole discretion. If the Buyer does not reject or approve the execution of any document or instrument referred to in this Section 3.5 within five (5) Business Days after receipt of a copy thereof, then the Buyer shall be deemed to have approved such document or instrument.
(b)    Sellers shall use their commercially reasonable efforts to assist Buyer in obtaining estoppel certificates from each Owners’ Association relating to a Property and such other acknowledgments, documents and instruments Buyer may reasonably require from such Owners’ Association in connection with the transactions contemplated by this Agreement and any Buyer’s related financing, including without limitation, (i) executing or facilitating the execution of any documents or instruments required under the Owners’ Association Documents in connection with the transfer of the Properties to Buyer, (ii) causing any officer or director of any Owners’ Association or related board that is a representative of the Sellers or the Property, if any, to resign his or her position as an officer or director, (iii) executing or facilitating any documents or instruments required under the Owners’ Association Documents in order to assign all of Seller’s (or any of its Affiliate’s) interest as developer, declarant or other similar entity, if any, under the Owners’ Association Documents and (iv) facilitating the appointment of Buyer’s and its Affiliates’ representatives as replacement officers or directors to the extent permitted under the applicable Owners’ Association Documents.

(c)    Sellers shall use their commercially reasonable efforts to assist Buyer in obtaining estoppel certificates from the applicable parties under each REA and such other acknowledgments, documents and instruments Buyer may reasonably require from such parties to such REA in connection with the transactions contemplated by this Agreement and any Buyer’s related financing, including without limitation, (i) executing or facilitating the execution of any documents or instruments required under the REAs in connection with the transfer of the Properties to Buyer, and (ii) executing or facilitating any documents or instruments required under the REAs in order to assign all of Seller’s (or any of its Affiliate’s) interest as developer, declarant or other similar entity, if any.

Section 3.6    Inaccurate Representation or Warranty. In the event any Seller or Buyer obtains knowledge that any of the Sellers’ representations and warranties contained in this Agreement or in any Other PSA become inaccurate between the date of this Agreement and the Closing Date), Sellers shall immediately notify Buyer in writing of such change or Buyer shall immediately notify Seller, as applicable (a “Notice of Inaccuracy”); provided, however, that in no event shall Buyer’s failure to provide a Notice of Inaccuracy relieve Seller of its obligations under this Agreement with respect to the applicable representation and warranty or limit Buyer’s remedies under this Agreement with respect to such inaccurate representation or warranty. Unless waived by Buyer (at any time before or after receipt of the Notice of Inaccuracy by Seller and in which case the provisions of clause (b) below shall apply prior to the original Closing Date), Sellers shall have the right, in connection with such Notice of Inaccuracy, to adjourn the Closing Date for a period not to exceed fifteen (15) days, provided Sellers shall notify Buyer in writing within five (5) Business Days of the date of such Notice of Inaccuracy of such election to adjourn. If Seller does not cure the change reflected in the Notice of Inaccuracy prior to the Closing Date (as same may be extended pursuant to the terms of this Section 3.6), Buyer shall have the right (a) to terminate this Agreement if such breach or inaccuracy is material to the Sellers or Other PSA Sellers or Properties or Other PSA Properties as a whole (pursuant to and in accordance with Section 13.2(a) hereof), in which event neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement (including, without limitation, Section 13.2(c)), or remove the relevant Asset from the portfolio (pursuant to, and in accordance with, the provisions of Sections 13.3 hereof) or (b) proceed with the Closing, in which case the representation or warranty that is the subject of a Notice of Inaccuracy shall be updated and amended to reflect such change and Seller shall have no obligation with respect to such inaccuracy.
Section 3.7    Cooperation with Financing. Seller shall cooperate with Buyer, at Buyer’s request, to structure the any third-party financing obtained by Buyer with respect to any one or more of the Properties as an assignment of any existing financing encumbering any such Properties in order to reduce applicable mortgage tax, documentary stamp tax and similar charges in connection with such third-party financing.
Section 3.8    Easements. Without limitation of Buyer’s rights under Article VIII hereof, Seller agrees to cooperate with Buyer, at no cost to Seller, to obtain any easements the Buyer reasonably determines are necessary for the operation of the Property in a substantially similar manner as such Property is operated as of the date of this Agreement including, but not limited to, (i) easements required for access to such Property and (ii) utility, sewer or similar easements. Buyer agrees to reasonably cooperate with Seller, at no cost to Buyer, to consent to any easement the Seller reasonably determines may be necessary to operate any property that abuts a Property conveyed pursuant to this Agreement that is owned by Seller or its Affiliates in a substantially similar manner as such neighboring property is operated as of the date of this Agreement.

Section 3.9    SNDAs. Each Seller shall use commercially reasonable efforts to assist Buyer in its efforts to obtain a subordination, non-disturbance and attornment agreement (the “SNDAs”) from the Major Tenants and other tenants specifically identified by any lender providing mortgage financing to Buyer for the Assets, in the form reasonably requested by such lender.
Section 3.10    Non-Compete Agreement. Sellers and Buyer each agree to finalize a non-compete agreement (“Non-Compete Agreement”) to be entered into as of the Closing Date in accordance with the primary terms outlined on Exhibit N hereto, with such modifications and changes as are reasonably required to make such Non-Compete Agreement enforceable in each relevant jurisdiction.
Section 3.11    INTENTIONALLY OMITTED.
Section 3.12    INTENTIONALLY OMITTED.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER
Section 4.1    Representations and Warranties of the Buyer. The Buyer hereby represents, warrants and covenants to the Sellers as of the date hereof and as of the Closing Date as follows:
(w)    Formation; Existence. It is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and the Buyer, or the applicable Buyer designee or assignee, is qualified to do business in the states where the Properties acquired by Buyer or Buyer designee are located.
(x)    Power; Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Assets and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).
(y)    No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any Person, court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made by Buyer in connection with Buyer’s execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.
(z)    No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Assets,

will not (a) conflict with or result in any violation of its organizational documents, (b) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (c) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.
(aa)    Anti-Terrorism.

(i)    None of the Buyer or, to Buyer’s knowledge, its Affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.
(ii)    None of the Buyer or, to Buyer’s knowledge, its Affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.
(iii)    None of the Buyer or, to Buyer’s knowledge, its Affiliates (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.
(iv)    The Buyers understand and acknowledge that the Buyer may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may be required for compliance with such anti-money laundering regulations, for the purpose of: (A) carrying out due diligence as may be required by applicable law to establish the Buyer’s identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Buyer.
(v)    Neither the Buyer, nor any person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
Section 5.1    Conditions Precedent to Sellers’ Obligations. The obligation of the Sellers to consummate the transfer of the Assets to the Buyer on the Closing Date is subject to the satisfaction (or waiver by the Sellers) as of the Closing of the following conditions:
(u)    Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date;
(v)    The Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing;
(w)    The Sellers shall have received all of the documents required to be delivered by the Buyer under Article VI;
(x)    The Sellers shall have received the Cash Consideration Amount in accordance with Section 2.2 and all other amounts due to the Sellers hereunder;
(y)    No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Assets or the consummation of any other transaction contemplated hereby; and
(z)    No action, suit or other proceeding shall be pending which shall have been brought by any Person (other than the parties hereto and their Affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the Assets or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby.
(aa)    Seller shall have received all corporate and partnership approvals to complete this transaction on or before January 28, 2015. In the event this condition is not satisfied on or before January 28, 2015, Seller may deliver written notice thereof to Buyer on or before January 28, 2015, whereupon this Agreement shall cease and terminate, the Earnest Money shall be returned and paid to Buyer, Buyer shall be entitled to a reimbursement of its expenses as described in Section 13.2(c), and neither party shall have any further obligation hereunder except those which expressly survive the termination of this Agreement.
(bb)    Each Other PSA Closing shall be occurring simultaneously with the Closing under this Agreement, except any such Other PSA Closing that does not occur due to the removal of all of the Other PSA Assets to be sold under such Other PSA or the termination of such Other PSA, in each case under circumstances that do not give rise to the termination of this Agreement pursuant to the terms hereof.

Section 5.2    Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to purchase and pay for the Assets is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:
(e)    Each of the representations and warranties made by each Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of Closing Date;
(f)    Each Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by such Seller on or before the Closing;
(g)    No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any governmental authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the applicable Assets or the consummation of any other transaction contemplated hereby;
(h)    No action, suit or other proceeding shall be pending which shall have been brought by any Person (other than the parties hereto and their Affiliates) (i) to restrain, prohibit or change in any material respect the purchase and sale of the applicable Assets or the consummation of any other transaction contemplated hereby or (ii) seeking material damages with respect to such purchase and sale or any other transaction contemplated hereby;
(i)    Title to all of the Properties shall be delivered to the Buyer in the manner required under Section 8.1;
(j)    Seller shall have prepaid, defeased or otherwise satisfied any Seller’s Other Loans to the extent encumbering the Properties or the Seller’s ability to consummate the transaction contemplated by this Agreement.
(k)    The Buyer shall have received all of the documents required to be delivered by the Sellers under Article VI.
(l)    The Buyer shall have received the Tenant Estoppels (or Lease Required Estoppels, as applicable) and/or Seller’s Estoppel Certificates required pursuant to Section 3.4.
(m)    The Title Company shall be prepared, and irrevocably committed, to issue each Title Policy.
(n)    All consents set forth in Schedule 3.1(c) shall have been obtained.
(o)    INTENTIONALLY OMITTED.
(p)    Each Other PSA Closing shall be occurring simultaneously with the Closing under this Agreement, except any such Other PSA Closing that does not occur due to the removal of all of the Other PSA Assets to be sold under such Other PSA or the termination of such Other PSA, in each case under circumstances that do not give rise to the termination of this Agreement pursuant to the terms hereof.
ARTICLE VI
CLOSING DELIVERIES
Section 6.1    Buyer Deliveries.
The Buyer shall deliver the following documents at Closing:
(q)    with respect to each Property:
(vi)    an assignment and assumption of landlord’s interest in the Leases (an “Assignment of Leases”) duly executed by the Buyer in substantially the form of Exhibit B hereto;
(vii)    an assignment and assumption of the Assumed Contracts (an “Assignment of Contracts”) duly executed by the Buyer in substantially the form of Exhibit C hereto;
(viii)    a notice letter to each Tenant (the “Tenant Notices”) duly executed by the Buyer, in the form of Exhibit D attached hereto; and
(ix)    an association assignment and assumption agreement with respect to any Owners’ Association, as applicable, in a form reasonably acceptable to Seller and Buyer (“Association Assignment”).
(r)    INTENTIONALLY OMITTED;
(s)    INTENTIONALLY OMITTED;
(t)    with respect to the transactions contemplated hereunder:
(i)    a closing statement, prepared and approved by the Sellers and the Buyer, consistent with the terms of this Agreement and duly executed by the Buyer (the “Closing Statement”);
(ii)    such other assignments, instruments of transfer, and other documents as the Sellers may reasonably require in order to complete the transactions contemplated hereunder;
(iii)    a closing certificate in the form of Exhibit F;
(iv)    a duly executed and sworn Officer’s Certificate from the Buyer certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(v)    an executed and acknowledged Incumbency Certificate from the Buyer certifying the authority of the officers or authorized signatories of the Buyer (or the general partner of the Buyer, where appropriate) to execute this Agreement and the other documents delivered by the Buyer to the Sellers at the Closing;
(vi)    all transfer tax returns, to the extent required by law and the regulations issued pursuant thereto, in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the relevant Sellers and duly executed by the Buyer;
(vii)    the Non-Compete Agreement duly executed by Buyer;
(viii)    each Duke Lease duly executed by Buyer;
(ix)    INTENTIONALLY OMITTED;
(x)    INTENTIONALLY OMITTED;
(xi)    INTENTIONALLY OMITTED; and
(xii)    such other documents as reasonably requested by the Seller or the Escrow Agent to consummate the Closing.
Section 6.2    Sellers Deliveries. The Sellers shall deliver the following documents at Closing:
(b)    with respect to each Property, a special/limited warranty deed (a “Deed”) in substantially the form of Exhibit G hereto, duly executed by the relevant Seller, which deed, upon proper recording by the Buyer, shall be sufficient to transfer and convey to the Buyer (or a Designated Subsidiary) whatever rights in the Property the relevant Seller has acquired subject only to the Permitted Exceptions with reference to such Property;
(c)    INTENTIONALLY OMITTED;
(d)    with respect to each Property:
(i)    an Assignment of Leases duly executed by the relevant Seller, together with the original Leases;
(ii)    a bill of sale (a “Bill of Sale”) duly executed by the relevant Seller in substantially the form of Exhibit H hereto, relating to all fixtures, chattels, equipment and articles of personal property owned by the relevant Seller which are currently located upon or attached to the Property;
(iii)    an Assignment of Contracts duly executed by the relevant Seller;

(iv)    an assignment of all warranties, permits, licenses and other Asset Related Property in the form of Exhibit J attached hereto (an “Assignment of Asset-Related Property”);
(v)    an Association Assignment duly executed by the relevant Seller;
(vi)    the Tenant Notices duly executed by the relevant Seller;
(vii)    all keys to each Property which are in the Sellers’ possession shall be transferred at a mutually agreed upon location; and
(viii)    all security deposits and letters of credit as provided in Section 10.2(a) hereof.
(e)    with respect to the transactions contemplated hereunder:
(i)    The Closing Statement duly executed by the Sellers;
(ii)    such other assignments, instruments of transfer, and other documents as the Buyer or Escrow Agent may reasonably require in order to complete the transactions contemplated hereunder;
(iii)    a closing certificate in the form of Exhibit K;
(iv)    a duly executed and sworn Secretary’s Certificate from each Seller (or the general partners of such Seller, where appropriate) certifying that such Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;
(v)    an executed and acknowledged Incumbency Certificate from each Seller (or the general partners of such Seller, where appropriate) certifying the authority of the officers of such Seller (or the general partner of such Seller, where appropriate) to execute this Agreement and the other documents delivered by such Seller to the Buyer at the Closing;
(vi)    all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by the relevant Seller;
(vii)    with respect to the Properties located in North Carolina, a form 1099-NRS (Non-Resident Seller), executed by Seller;
(viii)    an affidavit that the relevant Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit L attached hereto;

(ix)    a title affidavit in the form of Exhibit P attached hereto, executed by Seller;
(x)    a broker’s lien affidavit in the form of Exhibit I attached hereto, executed by each applicable broker;
(xi)    INTENTIONALLY OMITTED;
(xii)    INTENTIONALLY OMITTED;
(xiii)    INTENTIONALLY OMITTED;
(xiv)    INTENTIONALLY OMITTED;
(f)    In the event any Asset-Related Property is not assignable (such as a letter of credit that is not transferable), the Sellers shall use commercially reasonable efforts to provide the Buyer, at no cost to the Sellers, with the economic benefits of such property by enforcing such property (solely at the Buyer’s direction) for the benefit and at the expense of the Buyer.
(g)    each Duke Lease duly executed by Sellers;
(h)    the Non-Compete Agreement duly executed by Sellers;
(i)    INTENTIONALLY OMITTED.
(j)    INTENTIONALLY OMITTED.
ARTICLE VII
INSPECTION
Section 7.1    General Right of Inspection. Subject to the Leases, any restrictions of record and applicable laws, the Buyer and its agents shall have the right, prior to Closing, at reasonable times agreed upon by the Sellers and Buyers after reasonable prior notice to Seller (which such reasonable notice shall include verbal notice given by the Buyer to Seller 24 hours prior to such inspection), to inspect each Property during business hours on Business Days and to perform any tests, examinations and studies of the Assets as the Buyer deems necessary or appropriate (including, without limitation, such tests and examinations by Buyer’s agents necessary to complete phase I environmental reports, property condition reports, appraisals and zoning reports) and to further examine all applicable records and documents relating to the Property; and to further confirm certain title matters. The Seller agrees to make available those employees listed on Schedule 7.1 to assist the Buyer with such inspections and the Buyer shall have the right to contact and interview such employees, or any other employees the Seller permits the Buyer to contact, with respect to the Properties (collectively, the “Designated Employees”). The Buyer shall give Seller or its designated employees the right to accompany Buyer or its agents during any such inspections; provided, however, that Buyer shall be permitted, with Sellers’ consent (not to be unreasonably withheld, conditioned or delayed) to undertake inspections of a Property during business hours on Business Days if Seller is unable to be present for such inspections or tests. In addition, after the expiration of the Inspection Period and provided this Agreement has not been terminated by Buyer, Seller shall permit Buyer and its agents, and after consultation with Seller, to arrange for both group meetings and individuals interviews with asset management, property management, leasing and engineering personnel for purposes of interviewing such employees for possible employment following the Closing Date; provided, however, that Buyer shall be under no obligation to offer employment or provide any benefit to personnel of Seller or its affiliates, nor shall Buyer be subject to any liability in connection with Seller’s termination of employment of any such employee. Such inspection or interview shall not unreasonably impede the normal day‑to‑day business operation of such Property and Buyer shall maintain confidentiality to the extent set forth in this Agreement. The Buyer hereby indemnifies and agrees to defend and hold the Sellers and Seller-Related Entities harmless from all loss, cost (including, without limitation, reasonable attorneys’ fees), claim or damage arising out of (i) the entry on the Property by or any action of, any person or firm entering the Property on Buyer's behalf as aforesaid or, (ii) any breach by Buyer of its obligations under this Section, or (iii) any liens caused by or on behalf of Buyer, which indemnity shall survive the Closing. Buyer shall deliver to Seller a certificate of insurance evidencing comprehensive general liability coverage (including coverage for contractual indemnities) with a combined single limit of at least $2,000,000.00 in a form reasonably acceptable to Seller, covering any activity, accident or damage arising in connection with Buyer or agents of Buyer on the Property, and naming Seller, as an additional insured. The provisions of this Section 7.1 shall survive the Closing.
Section 7.2    Document Inspection; Contracts.
(a)    Buyer and Seller acknowledge that Buyer is being given an opportunity to review and inspect the documents provided or made available by Seller or obtained by Buyer. Except as otherwise expressly provided in this Agreement or in any Closing Document, Seller makes no representation or warranty as to the truth, accuracy or completeness of such documents or any other studies, documents, reports or other information provided to Buyer by Seller.
(b)    On or prior to the Inspection Date, Buyer shall notify Seller as to which Contracts Buyer will assume (such Contracts, together with new Contracts entered into pursuant to Section 3.3(c) with Buyer’s prior written consent, the “Assumed Contracts”), and the list of such Assumed Contracts shall be added to Schedule C on or prior to the Inspection Date. All Contracts other than Assumed Contracts shall constitute “Terminated Contracts”. The Assumed Contracts shall be assigned to Buyer at Closing pursuant to the Assignment of Contracts.
Section 7.3    Formal Inspection Period. Buyer's obligation to close under this Agreement is subject to and conditioned upon Buyer's investigation and study of and satisfaction with the Property as set forth in this Article VII. Buyer shall have until the Inspection Date in which to make such investigations and studies with respect to the Property as Buyer deems appropriate and to elect to terminate the transaction contemplated by this Agreement, in Buyer's sole and absolute discretion, for any reason or no reason, by written notice delivered to Seller prior to the Inspection Date (“Termination Notice”). If Buyer does not provide the Termination Notice to Seller on or before the Inspection Date, then Buyer will be deemed to have elected not to terminate this Agreement pursuant to this Section 7.3. If Buyer terminates this Agreement on or before the Inspection Date pursuant to this Section 7.3, the Earnest Money, plus all interest accrued thereon, shall be returned to Buyer and neither party shall have any further obligations hereunder except for those obligations that expressly survive termination of this Agreement. If Buyer terminates this Agreement pursuant to this Section 7.3 then Buyer shall be required to terminate each Other PSA pursuant to Section 7.3 of each Other PSA.
Section 7.4    Confidentiality. Buyer and its representatives shall hold in confidence all data and information relating to the Property, the Seller or its business, whether obtained before or after the execution and delivery of this Agreement pursuant to the Confidentiality Agreement, which is incorporated herein and which Buyer hereby reaffirms; provided, however, that from and after the Inspection Date, Buyer and its representatives shall be permitted to disclose information relating to the Assets to brokers and other advisors in relation to a potential sale of the Assets by Buyer; provided, further, however, that Buyer shall not be permitted to publicly market the Assets for sale prior to Closing. Notwithstanding anything to the contrary contained in this Agreement, in the event of a breach or threatened breach by Buyer or its representatives of this Section 7.4, Seller shall be entitled to all remedies set forth in the Confidentiality Agreement. The provisions of this Section 7.4 shall survive any termination of this Agreement.
Section 7.5    Examination. In entering into this Agreement, the Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by any Seller, any partner of any Seller, or any affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent any Seller, with respect to the Assets or any other matter affecting or relating to the transactions contemplated hereby, other than those representations, warranties or statements expressly set forth in this Agreement and the Closing Documents. The Buyer acknowledges and agrees that, except as expressly set forth in this Agreement and the Closing Documents, no Seller makes any representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to such Seller’s Assets including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title, zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Property with governmental laws, the truth, accuracy or completeness of the Property documents or any other information provided by or on behalf of Seller to Buyer, or any other matter or thing regarding the Property. Buyer represents to Seller that Buyer has conducted, or will conduct prior to Closing, such investigations of the Property, including but not limited to, the physical and environmental conditions thereof, as Buyer deems necessary to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any hazardous or toxic substances on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement or the Closing Documents. Subject to the express representations of Seller herein and the Closing Documents and the provisions set forth herein and contained in the Closing Documents, upon Closing, Buyer shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions, may not have been revealed by Buyer's investigations, and Buyer, upon Closing, shall be deemed to have waived, relinquished and released Seller and Seller-Related Entities from and against any and all claims, demands, causes of action (including, without limitation, causes of action in tort), losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and court costs) of any and every kind or character, known or unknown, which Buyer or any agent, representative, affiliate, employee, director, officer, partner, member, servant, shareholder or other person or entity acting on Buyer's behalf or otherwise related to or affiliated with Buyer might have asserted or alleged against Seller and/or Seller-Related Entities at any time by reason of or arising out of any latent or patent construction defects, physical conditions (including, without limitation, environmental conditions), the Leases and the Tenants, violations of any applicable laws (including, without limitation, any environmental laws) or any and all other acts, omissions, events, circumstances or matters regarding the Property. Except as expressly set forth herein or in the Closing Documents, Buyer shall not look to Seller or any Seller-Related Entities in connection with the foregoing for any redress or relief. The foregoing release shall be given full force and effect according to each of its expressed terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. THE BUYER AGREES THAT THE ASSETS WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) THE BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSETS, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY), WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than representations, warranties and statements of the Sellers expressly set forth in this Agreement and the Closing Documents.
Section 7.6    Effect and Survival of Disclaimer and Release. Seller and Buyer acknowledge that the compensation to be paid to Seller for the Property reflects that the Property is being sold subject to the provisions of Section 7.5, and Seller and Buyer agree that the provisions of Section 7.5 shall survive Closing indefinitely.
ARTICLE VIII
TITLE AND PERMITTED EXCEPTIONS
Section 8.1    Permitted Exceptions. Seller shall sell and convey title to each Property subject only to the Permitted Exceptions with respect to such Property.
Section 8.2    Title Report. With respect to a Property, Buyer shall (a) with respect to the initial title commitments, initial surveys and initial zoning reports received by Buyer, by the Inspection Date, give notice to Sellers specifying all title exceptions set forth in such title commitment, matters disclosed in the survey or objections to building code or zoning violations set forth in any zoning report or otherwise which the Buyer claims are not Permitted Exceptions and (b) with respect to any title commitment, survey or zoning report or update of any of the foregoing received after the date of the initial title commitment, survey or zoning report, within five (5) Business Days after the Buyer’s receipt of such information (and the Closing Date shall be adjourned to the extent necessary to allow such five (5) Business Day period to elapse prior to Closing), give notice to Sellers specifying all title exceptions set forth in such updated commitment, matters disclosed in such updated survey or objections to building code or zoning violations set forth in such updated zoning report or otherwise which the Buyer claims are not Permitted Exceptions, (each such notice an “Objection Notice”).
Section 8.3    Use of Cash Consideration Amount to Discharge Title Exceptions. If, at the Closing, there are any title exceptions applicable to a Property which are not Permitted Exceptions for such Property and which the Sellers are obligated by this Agreement or elect to pay and discharge, then the Sellers may use any portion of the Cash Consideration Amount to satisfy the same, provided that the Sellers shall have delivered to the Buyer at the Closing instruments in recordable form sufficient to satisfy such title exceptions of record, together with the cost of any applicable recording or filing fees or such other evidence the Title Company shall deem necessary for the Title Company to remove such exception from the Title Policy. The Buyer, if request is made within a reasonable time prior to the Closing, agrees to provide at the Closing separate certified or cashier’s checks as requested to facilitate the satisfaction of any such title exceptions. The existence of any such liens or encumbrances shall not be deemed objections to title if the Sellers shall comply with the foregoing requirements.
Section 8.4    Inability to Convey. Except as expressly set forth in Section 8.6, nothing contained in this Agreement shall be deemed to require the Sellers to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall the Buyer have any right of action against the Sellers, at law or in equity, for the Seller’s inability to convey title to the Properties subject only to the Permitted Exceptions.
Section 8.5    Rights in Respect of Inability to Convey. In the event that the Buyer delivers an Objection Notice to the Sellers as set forth in Section 8.2, the Sellers shall have the right, at the Sellers' sole election, to either (a) take such action as the Sellers shall deem advisable to discharge each such title exception specified in the Objection Notice which is not a Permitted Exception (each such exception, a “Title Objection”) or (b) decline to take such action to discharge each Title Objection. The Sellers shall, within five (5) Business Days after receipt of any Objection Notice, deliver a response to the Buyer specifying all Title Objections which the Sellers shall attempt to cure or discharge or elect not to cure or discharge (“Title Response Notice”). If the Sellers shall fail to respond to any Objection Notice within five (5) Business Days after receipt of such Objection Notice, then the Sellers shall be deemed to have declined to take any action to discharge such Title Objections. Notwithstanding anything to the contrary contained in this Agreement, Seller, in its sole discretion, shall have the right to adjourn the Closing for a period not to exceed fifteen (15) days, in order to undertake to cure or satisfy any particular objection(s) raised by Buyer in the Objection Notice, provided, however, that Seller shall notify Buyer, in writing, within 15 days prior to the scheduled Closing Date (or to the extent an Objection Notice is not received until a date which is later than 15 days prior to the scheduled Closing Date, within, two (2) Business Days of receipt of such Objection Notice, but in no event later than two (2) Business Days prior to the Closing Date) of its election to so adjourn the Closing. In the event (a) the Sellers shall decline to take action (or shall be deemed to have declined to take action) to discharge such Title Objection or (b) the Sellers fail to discharge each Title Objection in the time period specified in this Section 8.5, the Buyer shall have the right, at its sole election, by written notice to Seller on or prior to the Closing, either to (i) waive its objections hereunder and proceed with the transaction pursuant to the remaining terms and conditions of this Agreement, without any reduction in the Gross Asset Value or (ii) exclude the applicable Property or Properties so impacted by a Title Objection from this transaction pursuant to Section 13.3(c) hereof. If Buyer fails to so give Seller notice of its election within the timeframe required therefor, Buyer shall be deemed to have elected the option contained in subpart (i) above. If Seller does so reasonably cure or satisfy, or undertake to reasonably cure or satisfy, such objection to the satisfaction of Buyer, then this Agreement shall continue in full force and effect. Buyer shall have the right at any time to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect To the extent one or more Properties are excluded from this transaction pursuant to this Section 8.5, such affected Property shall be removed from the Assets to be sold hereunder, all references to such Property and the Asset-Related Property related thereto in this Agreement shall be deemed deleted and the Gross Asset Value shall be reduced by an amount equal to the Allocated Asset Value for each such affected Property. Upon termination of this Agreement pursuant to this Section 8.5 together with Section 13.3(c), (x) to the extent the Earnest Money is in the form of immediately available wired funds, such funds shall be promptly refunded to the Buyer and to the extent the Earnest Money is in the form of a letter of credit, such letter of credit shall be promptly returned to the Buyer and (y) neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement or as otherwise provided in this Agreement (including, without limitation Section 13.2(c)). The provisions of this Section 8.5 shall be subject to the Sellers’ and the Buyer’s rights and obligations with respect to Voluntary Title Exceptions and Monetary Title Exceptions as set forth in Section 8.6. Buyer’s right to exclude any Property pursuant to the provisions of this Section 8.5, Section 8.6, Section 9.2 and Section 13.3 shall be subject to Section 13.3(c).
Section 8.6    Voluntary Title Exceptions; Monetary Title Exceptions. If any of the Title Objections are Voluntary Title Exceptions or Monetary Title Exceptions, then the Sellers shall be obligated to discharge all such Voluntary Title Exceptions and Monetary Title Exceptions on or prior to Closing; provided, however, that the maximum amount which the Sellers shall be required to expend in the aggregate (under this Agreement and under Section 8.6 of each of the Other PSAs, combined) in connection with the removal of Monetary Title Exceptions (which are not Voluntary Title Exceptions) shall be $5,000,000.00. The Sellers shall be entitled to one or more adjournments of the Closing Date not to exceed 15 days in the aggregate (inclusive of any adjournments made by the Sellers pursuant to Section 8.5 hereof) to discharge all Voluntary Title Exceptions and Monetary Title Exceptions, other than those Voluntary Title Exceptions that evidence or relate to the Sellers Other Loans. In the event the Buyer notifies the Sellers of one or more Monetary Title Exceptions (which are not Voluntary Title Exceptions) which individually or in the aggregate would require the Sellers to expend more than $5,000,000 (under this Agreement and under Section 8.6 of each of the Other PSAs, combined) to remove, then the Sellers shall not be required to cause such Monetary Title Exception(s) to be removed and the Buyer may elect to (i) accept title to the Properties subject to such Monetary Title Exception(s) at Closing, at which time the Buyer shall receive a credit against the Gross Asset Value in the amount of $5,000,000 (in the aggregate, without duplication under the Other PSAs), (ii) to terminate this Agreement and the Other PSAs and receive a refund of the Earnest Money, and in the event of such termination neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement (including, without limitation, Section 13.2(c)) or (iii) exclude the applicable Property or Properties so impacted by such Voluntary Title Exception or Monetary Title Exception from this transaction. If Buyer terminates this Agreement pursuant to this Section 8.6 then Buyer shall be required to terminate each Other PSA pursuant to Section 8.6 of each Other PSA. To the extent one or more Properties are excluded from this transaction pursuant to the immediately preceding sentence, such affected Property shall be removed from the Assets to be sold hereunder, all references to such Property and the Asset-Related Property related thereto in this Agreement shall be deemed deleted and the Gross Asset Value shall be reduced by an amount equal to the Allocated Asset Value for each such affected Property.
Section 8.7    Buyer’s Right to Accept Title. Notwithstanding the foregoing provisions of this Article VIII, the Buyer may, by notice given to the Sellers at any time prior to the Closing Date (as it may have been adjourned by the Sellers pursuant to this Article VIII), elect to accept such title as the Sellers can convey, notwithstanding the existence of any title exceptions which are not Permitted Exceptions. In such event, this Agreement shall remain in effect and the parties shall proceed to Closing but, the Buyer shall not be entitled to any abatement of the Gross Asset Value, any credit or allowance of any kind or any claim or right of action against the Sellers for damages or otherwise by reason of the existence of any title exceptions which are not Permitted Exceptions.
Section 8.8    Cooperation. The Buyer and the Sellers shall cooperate with the Title Company in connection with obtaining title insurance insuring title to each Property subject only to the relevant Permitted Exceptions. In furtherance and not in limitation of the foregoing, at or prior to the Closing, the Buyer and the Sellers shall deliver to the Title Company such affidavits, certificates and other instruments as are reasonably requested by the Title Company and customarily furnished in connection with the issuance of owner’s policies of title insurance, including, without limitation, (i) evidence sufficient to establish (x) the legal existence of the Buyer and the Sellers and (y) the authority of the respective signatories of the Sellers and the Buyer to bind the Sellers and the Buyer, as the case may be, (ii) a certificate of good standing of each Seller, and (iii) a title affidavit in the form of Exhibit P with such other reasonable additions thereto as may be requested by the Title Company.
ARTICLE IX
TRANSACTION COSTS; RISK OF LOSS
Section 9.1    Transaction Costs. The Buyer and the Sellers agree to comply with all real estate transfer tax laws applicable to the sale of the Assets. At Closing, the real property transfer taxes, deed stamps, conveyance taxes, documentary stamp taxes and other taxes or charges, in each case payable as a result of the transactions contemplated herein or the conveyance of a Property to the Buyer pursuant to this Agreement shall be paid in accordance with the custom of the state, county and city in which such Property is located. Buyer and Seller shall agree on such customary allocation of costs prior to the Inspection Date. The Sellers shall pay for (x) all owner’s title insurance premiums for the title policies for the Properties, and (y) the survey costs for the Properties. Buyer shall pay for the lender’s title insurance premiums and any endorsements, for Deed recordation fees (i.e., the cost to record the Deed, excluding transfer taxes and the other items listed in the second sentence of this paragraph) and for recording charges and mortgage taxes applicable to the Seller’s Loan and any third-party financing obtained by Buyer. In addition to the foregoing and their respective apportionment obligations hereunder, (a) the Sellers and the Buyer shall each be responsible for (i) the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Assets and (ii) one-half of the fees and expenses of the Escrow Agent, (b) the Buyer shall be responsible for all costs and expenses associated with the Buyer’s due diligence and (c) the Sellers shall be responsible for any costs (including third-party lender costs) associated with obtaining payoffs or substitutions of any debt encumbering the Properties and recording any instruments required for Sellers to convey title to the Properties subject only to the Permitted Exceptions. Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section 9.1.
Section 9.2    Risk of Loss.
(a)    If, on or before the Closing Date, any “material portion” of a Property shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, the Sellers shall promptly notify the Buyer, and the Buyer may either at or prior to the Closing, in its sole discretion:
(ix)    terminate this Agreement as to the affected Property only and consummate the Closing as to the other Properties, in which event the Sellers will credit against the Gross Asset Value an amount equal to the Allocated Asset Value of the affected Property; or
(x)    consummate the Closing as to the affected Properties, in which event (A) the Sellers will credit against the Cash Consideration Amount payable by the Buyer at the Closing an amount equal to the sum of (x) the net proceeds, if any, received by the Sellers from such casualty or condemnation and (y) the applicable deductible, if any, with respect to such casualty, and (B) Sellers will at Closing assign to the Buyer all rights of the Sellers, if any, to the insurance or condemnation proceeds and to all other rights or claims arising out of or in connection with such casualty or condemnation.
(b)    If, on or before the Closing Date, any portion of a Property that is not a “material portion” of such Property shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, the Sellers shall promptly notify the Buyer and, except with respect to damage or destruction described in clause (i) above that has been fully repaired and restored as of the Closing Date, the provisions of subsection 9.2(a)(ii) shall apply.
(c)    For purposes of this Section 9.2, a “material portion” with respect to an individual Property shall mean any portion which materially and adversely affects access to any Property, otherwise materially and adversely impacts the operation of the Property, or which the cost to repair or restore will be equal to or in excess of the lesser of (i) 50% of the Allocated Asset Value of such Property or (ii) $10,000,000.00. Buyer’s right to exclude any Property pursuant to this Section 9.2, Section 8.5, Section 8.6, Section 13.3 and Section 14.29 shall be subject to Section 13.3(c).
ARTICLE X
ADJUSTMENTS PROPOSED
The prorations and payments provided for in this Article X shall be made at Closing on a cash basis and set forth on the Closing Statement, which shall be prepared by Seller and submitted to Buyer for its review and approval at least three (3) Business Days prior to the Closing. The following shall be prorated between Seller and Buyer as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period) and shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in the Buyer’s favor) the Gross Asset Value at Closing, with Buyer being deemed to be the owner of the Property starting at 12:00 A.M. on the Closing Date and being entitled to receive all operating income of the Property, and being obligated to pay all operating expenses of the Property, with respect to the Closing Date:
Section 10.1    Taxes. All real estate taxes affecting the Property (including all certified, confirmed or ratified liens for governmental improvements or special assessments imposed by any taxing authority which affect the Property as of the Closing Date) (collectively, “Real Estate Tax”) shall be prorated between Buyer and Seller on a Cash Basis, assuming payment of such Real Estate Tax would occur on the latest possible due date prior to delinquency pursuant to Applicable Law. As of the Closing Date, if the Real Estate Tax bill is not available for the year of Closing, the proration of Real Estate Tax shall be based upon the most recently issued Real Estate Tax bill. Promptly after the new Real Estate Tax bill is issued, the Real Estate Tax shall be reprorated pursuant to Section 10.13 below, and any discrepancy resulting from such reproration and any errors shall be promptly corrected by the parties. Buyer and Seller acknowledge that the Real Estate Tax for North Carolina shall be prorated on a calendar year basis, whether or not same are due and payable prior to Closing and regardless of the fiscal year of the taxing authority, and if the rate of any such Real Estate Tax is not fixed prior to the date of Closing, the adjustment and proration thereof at the Closing shall be upon the basis of the rate for the bill issued in the preceding calendar year applied to the latest assessed valuation, and the same shall be appropriately and promptly adjusted, if necessary, between Seller and Buyer when the rate is fixed for the calendar year during which the Closing occurs. Notwithstanding the foregoing, if Tenants pay Real Estate Tax directly to the taxing authority, the portion of the Real Estate Tax paid directly by the Tenant to the taxing authority shall not be prorated. Buyer shall pay all Real Estate Tax due and payable after Closing and reconciliations with Tenants shall be responsibility of Buyer post-Closing pursuant to Sections 10.2 and 10.13 below. Except in connection with a reproration of Real Estate Tax applicable to the period for which Real Estate Tax is prorated pursuant hereto, in no event shall Seller be charged with or be responsible for any increase in the Real Estate Tax on the Property resulting from the sale of the Property or from any improvements made or leases entered into on or after the Closing Date. As used herein, the term “Cash Basis” shall refer to proration of Real Estate Tax based on the tax bills that have been or will be issued during the year of Closing, regardless of when such Real Estate Tax accrue or the assessment period of the Real Estate Tax.
(i)    Prepaid Tax. If any portion of any assessments against the Property other than Real Estate Tax that are paid by Seller with respect to the Property at or prior to the Closing, determined on a cash (rather than accrual) basis, relate to any time including or after the Closing Date, Buyer shall pay to Seller at the Closing the amount of such other assessments paid prorated for the number of days, from, including and after the Closing.
(ii)    INTENTIONALLY OMITTED.
(iii)    Installments. To the extent that Real Estate Tax includes special assessments or installments of special assessments, for the purpose of this Section 10.1 Seller's prorated portion of such assessments shall be determined assuming payment over the longest period of time permitted by the applicable taxing authorities.

Section 10.2    Fixed Rents, Additional Rents and Security Deposits.
(a)    All fixed rents (“Fixed Rents”) and Additional Rents (as hereinafter defined and together with the Fixed Rents, collectively, the “Rents”) under the Leases, security deposits (except as hereinafter provided) and other tenant charges shall be prorated on a cash basis. Seller shall deliver or provide a credit in an amount equal to all prepaid Rents for periods from, including and after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing in accordance with the terms of the applicable Leases) to Buyer on the Closing Date. Seller shall also transfer to Buyer any security deposits that are held in the form of letters of credit (the “SD Letters of Credit”) if the same are transferable, at Buyer’s cost (including Buyer’s payment of any third party transfer fees and expenses); if any of the SD Letters of Credit are not transferable, Seller shall request the tenants obligated under such SD Letters of Credit to cause new letters of credit to be issued in favor of Buyer in replacement thereof and in the event such a new letter of credit is not issued in favor of Buyer by Closing, Buyer shall pursue such replacement after Closing and Seller shall take all reasonable action, as directed by Buyer and at Seller’s expense, in connection with the presentment of such SD Letters of Credit for payment as permitted under the terms of the applicable Lease. Rents that are delinquent (or payable but unpaid) as of the Closing Date shall not be prorated on the Closing Date. Any Rents collected by the Buyer or the Sellers after the Closing from any Tenant who owes Rents for periods prior to the Closing, shall be applied (i) first, in payment of Rents owed by such Tenant for the month in which the Closing occurs, (ii) second, in payment of current rentals at the time of receipt, (iii) third, to delinquent rentals, if any, which became due after the Closing, and (iv) then to delinquent rentals, if any, which became due and payable prior to the Closing; provided, however, that any year-end or similar reconciliation payment shall be allocated as hereinafter provided. The Buyer shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis following the Closing and use commercially reasonable efforts to attempt to collect such past due Rents, but shall not be obligated to engage a collection agency or take legal action to collect such amount. For the purposes of this provision, the term “Additional Rent(s)” shall mean amounts payable under any Lease for (i) the payment of additional rent based upon a percentage of the tenant’s business during a specified annual or other period (sometimes referred to as “percentage rent”), (ii) so-called common area maintenance or “CAM” charges, and (iii) so called “escalation rent” or additional rent based upon such tenant's allocable share of insurance, real estate taxes or operating expenses or labor costs or cost of living or porter’s wages or otherwise.
(b)    Additional Rent shall be determined in accordance with the Leases, including without limitation any Lease provisions that provide for the adjustment of Additional Rent based on occupancy changes (i.e., “gross-up” provisions). In addition, to the extent that a Lease provides for base year amounts or “stops” for operating expenses or taxes, such base year and “stop” amounts shall be prorated in determining Additional Rent with respect to such Lease. Seller’s “share” of Additional Rent for the calendar year in which Closing occurs (the “Closing Year”) shall be determined in accordance with Section 10.2(c)) hereof. Notwithstanding the foregoing, there shall be no proration of any such Additional Rent that is delinquent as of Closing. The Buyer shall bill Tenants who owe Rents for periods prior to the Closing on a monthly basis following the Closing and use commercially reasonable efforts to attempt to collect such past due Rents, but shall not be obligated to engage a collection agency or take legal action to collect such amount.
(c)    In order to enable Buyer to make any year-end reconciliations of tenant reimbursements of Additional Rent for the Closing Year after the end thereof, Seller shall determine in accordance with Section 10.2(b) hereof the Additional Rent actually paid or incurred, or to be paid or incurred, by Seller for the portion of the Closing Year during which Seller owned the Property (the portion of such Additional Rent corresponding to Seller’s period of ownership, the “Sellers’ Actual Reimbursable Tenant Expenses”) and the tenant reimbursements for such Additional Rent actually paid or to be paid by tenants for the Closing Year during which Seller owned the Property ( the portion of such reimbursements for Additional Rent corresponding to Seller’s Period of Ownership, the “Sellers’ Actual Tenant Reimbursements”). On or before the date that is sixty (60) days after the Closing Date, Seller shall deliver to Buyer a reconciliation statement (“Sellers’ Reconciliation Statement”) with all supporting tenant calculations, electronic workbooks and any other relevant or related support documentation setting forth (i) Sellers’ Actual Reimbursable Tenant Expenses, (ii) Sellers’ Actual Tenant Reimbursements, and (iii) a calculation of the difference between the two (i.e., establishing that Sellers’ Actual Reimbursable Tenant Expenses were either more or less than Sellers’ Actual Tenant Reimbursements). Any amount due Seller pursuant to the foregoing calculation (in the event Sellers’ Actual Tenant Reimbursements are less than Sellers’ Actual Reimbursable Tenant Expenses) shall be remitted to Seller promptly upon receipt by Buyer of such amounts from the applicable Tenant. In the event Sellers’ Actual Tenant Reimbursements as disclosed on Seller’s Reconciliation Statement are more than Sellers’ Actual Reimbursable Tenant Expenses, then Seller shall pay such amounts to Buyer within thirty (30) days after delivery of Sellers’ Reconciliation Statement to Buyer and, upon receipt of such payment, Buyer shall be responsible for the refund to Tenants of any overpayments in accordance with their Leases.
(d)    Seller and Buyer acknowledge that payments by Tenants of Additional Rent may be subject to audit by Tenants in accordance with the terms of their Leases (“Tenant Audits”). With respect to any Tenant Audit pending as of the Closing Date or initiated within two (2) years after the Closing Date and applicable, in whole or in part to the Seller’s period of ownership, Seller agrees that (i) Seller shall reasonably cooperate with Buyer in responding to information requests made in connection therewith, and (ii) Seller shall be responsible for the defense and payment of any claim resulting therefrom and based upon claimed overpayments received by Seller. Seller’s obligations under this Section 10.2(d) shall not be subject to the time limitations set forth in Section 10.13(b) or 10.13(c) hereof.
(e)    INTENTIONALLY OMITTED.
Section 10.3    Water and Sewer Charges. Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are payable by Tenants of the Property pursuant to such Tenants’ Leases, for which no adjustment shall be made), shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there is a water meter, or meters, on the Property, the Sellers agrees that they shall at the Closing furnish a reading of same to a date not more than 30 days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills.
Section 10.4    Utility Charges. Gas, steam, electricity and other public utility charges (other than any such charges which are payable by Tenants of the Property pursuant to such Tenants’ Leases, for which no adjustment will be made) will be paid by the Sellers to the utility company prior to the Closing Date and by Buyer from and after the Closing Date. The Sellers shall use commercially reasonable efforts to arrange for a final reading of all utility meters (covering gas, water, steam and electricity) as of the Closing, except meters the charges of which are payable by Tenants of the Property pursuant to such Tenants’ Leases directly to such utility company. The Sellers and the Buyer shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of the Sellers’ responsibility for such charges for utilities furnished to the Property as of the date of the Closing and commencement of the Buyer’s responsibilities therefor from and after such date. Buyer shall arrange for such service to be placed in Buyer’s name after Closing. If a bill is obtained from any such utility company as of the Closing, the Sellers shall pay such bill on or before the Closing. If such bill shall not have been obtained on or before the Closing, the Sellers shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and the Buyer shall pay all such utility charges pertaining to the period thereafter. Any bill which shall be rendered which shall cover a period both before and after the date of Closing shall be apportioned between the Buyer and the Sellers as of the Closing.
Section 10.5    Contracts. Charges and payments under all Assumed Contracts shall be prorated on a cash basis as of the Closing Date.
Section 10.6    Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, parking, or other income producing agreements shall be prorated on a cash basis as of the Closing Date.
Section 10.7    Leasing Costs. Seller shall be responsible for (i) all Leasing Costs that are payable by reason of the execution of an “Existing Lease” (i.e., a Lease existing as of the Effective Date) prior to December 11, 2014, (ii) the renewal, extension, expansion of, or the exercise of any other option under, an Existing Lease, prior to December 11, 2014, and (iii) amendments of an Existing Lease entered into prior to December 11, 2014. If the Closing occurs, Buyer shall be responsible for all Leasing Costs (including commissions to Seller’s in-house leasing agents that are customary arms-length terms that would otherwise be negotiated with a third-party leasing agent) that become due and payable as a result of (1) any New Leases, (2) amendments entered into during the Escrow Period in accordance with this Agreement to renew, extend, expand or otherwise amend Existing Leases or New Leases, or (3) any renewals, extensions or expansions of, or the exercise of any other option under, Existing Leases or New Leases exercised by tenants during the Escrow Period or on or after the Closing Date. In addition, Buyer shall assume the economic effect of any “free rent” or other concessions pertaining to the period from and after the Closing. If, as of the Closing Date, Seller shall have paid any Leasing Costs for which Buyer is responsible pursuant to the foregoing provisions, Buyer shall reimburse Seller therefor at Closing. Seller shall pay (or cause to be paid), prior to Closing, or credit Buyer at Closing (to the extent unpaid) all Leasing Costs for which Seller is responsible pursuant to the foregoing provisions, and (subject to the reimbursement obligations set forth above), Seller shall pay (or cause to be paid) when due all Leasing Costs payable after the date of this Agreement and prior to Closing. Notwithstanding anything to the contrary, (a) Buyer shall receive a credit at closing for any unfunded contractual Leasing Costs and (b) Buyer shall not be responsible for any leasing commissions or brokerage fees which become due and payable after the Closing pursuant to any leasing or brokerage agreement relating to the Properties, including the Leasing and Brokerage Agreements, except as specifically set forth in Section 3.3(h)(ii). In addition to the foregoing, at Closing, Buyer shall be responsible (and shall reimburse Seller at Closing) for the leasing commissions, tenant improvement costs and concessions for the Leases and the amounts set forth on Schedule 3.3(h)(ii) attached hereto. For purposes hereof, the term “Escrow Period” shall mean the period from December 11, 2014 until the Closing Date. Seller shall deliver to Buyer all Lease Termination Payments received by or on behalf of Seller from and after the date hereof. Buyer acknowledges approval of the Leases referenced on Schedule 3.3(h)(ii).
Section 10.8    Owners’ Association Assessments. If the Property is located in a business park which is governed by an Owners' Association, reciprocal easement agreement, covenants, conditions and restrictions or similar property-related agreement, and the association or other applicable Person charges assessments with respect to the Property, then at the Closing (a) if such charges are payable after the Closing Date for a period before the Closing Date, Seller shall pay to Buyer an amount equal to the amount of such charges allocated to the period before the Closing Date, prorated on a per diem basis, and (b) if such charges were paid before the Closing Date for a period from and after the Closing Date, Buyer shall pay to Seller an amount equal to the amount of such charges reasonably allocated to the period from, including and after the Closing Date, prorated on a per diem basis.
Section 10.9    INTENTIONALLY OMITTED.
Section 10.10    INTENTIONALLY OMITTED.
Section 10.11    INTENTIONALLY OMITTED.
Section 10.12    General. Any other items of operating income or operating expense that are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan area where the Property is located, as applicable; however, there will be no prorations for insurance premiums or payroll (because Buyer is not acquiring or assuming Sellers’ insurance or employment payroll obligations).
Section 10.13    Re-Adjustment.
(a)    In the event any prorations or apportionments made under this Article X shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available.
(b)    Notwithstanding anything to the contrary set forth herein, all reprorations contemplated by this Agreement shall be completed within one (1) year after Closing (subject to extension solely as necessary due to the unavailability of final information but in no event to exceed eighteen (18) months after Closing).

(c)    The obligations of Seller and Buyer under this Article X shall survive the Closing for two (2) years.
ARTICLE XI
SURVIVAL OF OBLIGATIONS; LIABILITY
Section 11.1    Survival of Obligations; Liability of Sellers. The Sellers hereby confirm and agree that each of the representations and warranties and the covenants of each of the Sellers set forth in or made pursuant to and in accordance with this Agreement or in any Closing Document (the “Seller Surviving Representations and Covenants”) shall, subject to Section 11.4 below, survive the Closing Date and shall not be deemed to be merged into any instrument of conveyance delivered at the Closing. From and after the Closing Date, subject to the provisions of Section 11.3 below, each of Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) shall have the right to claim against Sellers for all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such Buyer Related Entity in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to the Seller Surviving Representations and Covenants as provided in this Section 11.1. In addition, from and after the Closing Date, Seller shall indemnify and hold harmless each Buyer-Related Entity for all Losses arising out of, or in any way relating to, the WARN Act or similar laws with respect to any employees or former employees of Seller who are hired by Buyer (the “WARN Act Indemnification”), it being understood that this WARN Act Indemnification shall survive Closing.

Section 11.2    Liability of Buyer. The Buyer hereby confirms and agrees that each of the representations and warranties of the Buyer set forth in or made pursuant to and in accordance with this Agreement or in any Closing Document (the “Buyer Surviving Representations and Covenants”) shall survive the Closing Date and shall not be deemed to be merged into any instrument of conveyance delivered at the Closing. From and after the Closing Date, each of Seller and the Seller Related Entities shall have the right to claim against Buyer for all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such Seller Related Entity in connection with any Losses, arising out of, or in any way relating to the Buyer Surviving Representations and Covenants as provided in this Section 11.1.
Section 11.3    Cap on Liability. Notwithstanding anything to the contrary contained in this Agreement or in any Closing Document, the liability of Sellers for Losses arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or in any Closing Document) shall not exceed $50,000,000 in the aggregate under this Agreement and the Other PSAs combined (the “Cap”), however, Buyer shall not make any claims for Losses in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement unless such claims exceed $50,000.00 in the aggregate under this Agreement and the Other PSAs combined (the “Basket”). Notwithstanding anything to the contrary contained herein, the Basket and Cap limitations set forth herein shall not apply to (i) Losses suffered or incurred as a result of any breaches of the covenants and obligations of Seller set forth in Section 3.11, Article X, Article XII, Section 9.1, Section 14.3 and Section 14.30 of this Agreement, or (ii) the WARN Act Indemnification.
Section 11.4    Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for a period of two (2) years after the Closing, unless a longer or shorter survival period is expressly provided for in this Agreement (it being agreed that an express statement that a provision survives Closing without reference to a specified time period shall mean the applicable provision survives Closing indefinitely).
ARTICLE XII
TAX CERTIORARI PROCEEDINGS
Section 12.1    Prosecution and Settlement of Proceedings. If any tax reduction proceedings in respect of any Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs, are pending at the time of the Closing, the relevant Seller reserves and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of any Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then the relevant Seller reserves and shall have the right to continue to prosecute and/or settle the same; provided, however, that such Seller shall not settle any such proceeding without the Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. The Buyer shall reasonably cooperate with such Seller in connection with the prosecution of any such tax reduction proceedings.
Section 12.2    Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings shall be applied first to reimburse the parties for their reasonable third-party out of pocket costs and expenses in prosecuting such proceedings. Remaining refunds or savings shall belong to and be the property of the Sellers if relating to taxes payable in years prior to the Closing year and shall be allocated between the parties based on their periods of ownership is relating to taxes payable in the Closing year. Notwithstanding the foregoing, if any refund related to the Closing year or any prior year creates an obligation to reimburse any Tenants under Leases for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such tenant), then (a) if such refund is received by Seller, Seller shall, subject to Buyer’ reasonable approval of Seller’s calculations, pay Buyer the aggregate amount of such reimbursement obligation for disbursement to such Tenants, and (b) if such refund is received by Buyer, Buyer shall pay the full amount of such refund to Seller to be allocated and disbursed as set forth above. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings (except to the extent paid directly by and reimbursable to Seller or Buyer set forth above) shall be apportioned between the Sellers and the Buyer in proportion to the gross amount of such refunds or savings payable to the Sellers and the Buyer, respectively (without regard to any amounts reimbursable to Tenants); provided, however, that neither the Sellers nor the Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding..

Section 12.3    Survival. The provisions of this Article XII shall survive the Closing.
ARTICLE XIII
DEFAULT
Section 13.1    Buyer Default.
(a)    This Agreement may be terminated by the Sellers prior to the Closing if the Closing does not occur by reason of a material breach or default by the Buyer in the performance of its obligation to purchase the Assets under this Agreement (including, without limitation, Buyer’s failure to comply with the requirements of Section 6.1)) or if any Other PSA Closing does not occur by reason of a material breach or default by the Buyer in the performance of its obligation to purchase the applicable Other PSA Assets under such Other PSA (including, without limitation, Buyer’s failure to comply with the requirements of Section 6.1 of such Other PSA); provided, however, that if Seller terminates this Agreement pursuant to this Section 13.1(a) then Seller shall be required to terminate each Other PSA pursuant to Section 13.1(a) of each Other PSA.
(b)    In the event this Agreement is terminated pursuant to subsection 13.1(a), this Agreement shall be null and void and of no further force or effect and neither party shall have any rights or obligations against or to the other except (i) for those provisions hereof which by their terms expressly survive the termination of this Agreement and (ii) as set forth in subsection 13.1(c).
(c)    In the event the Sellers terminate this Agreement pursuant to Section 13.1(a), the Escrow Agent shall, in accordance with the procedures set forth in Section 14.5, (i) to the extent the Earnest Money is held in the form of immediately available wired funds, disburse the Earnest Money (together with interest thereon) to the Sellers or (ii) to the extent the Earnest Money is held in the form of a letter of credit, deliver the letter of credit to Seller and Seller shall make a drawing upon such receipt of the letter of credit, and upon such disbursement the Sellers and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination. The Buyer and the Sellers hereby acknowledge and agree that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by Sellers as a result of a default by the Buyer, and agree that the Earnest Money is a reasonable approximation thereof. Accordingly, the Earnest Money shall constitute and be deemed to be the agreed and liquidated damages of the Sellers, and shall be paid by the Escrow Agent to the Sellers as the Sellers’ sole and exclusive remedy hereunder.
Section 13.2    Seller Default.
(a)    This Agreement may be terminated by the Buyer prior to the Closing if (i) any of the conditions precedent to Buyer’s obligations set forth in Section 5.2 of this Agreement or Section 5.2 of any Other PSA have not been satisfied or waived by the Buyer on or prior to the Closing Date and such failure to satisfy the conditions precedent relate to either (1) Assets and Other PSA Assets with an aggregate Allocated Asset Value of

$75,000,000.00 or more or (2) Sellers and Other PSA Sellers owning Assets and Other PSA Assets in excess of an aggregate Allocated Asset Value of $75,000,000.00, or (ii) the Other Assets Closing does not occur by reason of a material breach or default by the Seller in the performance of its obligations under this Agreement (including, without limitation, Seller’s failure to comply with the requirements of Section 5.2 or Section 6.2)) or any Other PSA Closing does not occur by reason of a material breach or default by the applicable Other PSA Seller in the performance of its obligations under the applicable Other PSA (including, without limitation, such Other PSA Seller’s failure to comply with the requirements of Section 5.2 or Section 6.2 of such Other PSA)); provided, however, that if Buyer terminates this Agreement pursuant to this Section 13.2(a) then Buyer shall be required to terminate each Other PSA pursuant to Section 13.2(a) of each Other PSA. In lieu of terminating this Agreement pursuant to the preceding sentence, the Buyer may specifically enforce the terms and provisions of this Agreement (but if elected no other action, for damages or otherwise, shall be permitted so long as such specific performance is granted to Buyer); provided that any action by Buyer for specific performance must be filed, if at all, within forty-five (45) days of the Closing Date as may be extended, and the failure to file within such period shall constitute a waiver by Buyer of such right and remedy. If Buyer shall not have filed an action for specific performance within the aforementioned time period or so notified Seller of its election to terminate this Agreement, Buyer's sole remedy for Seller's default shall be to terminate this Agreement as set forth above, to receive its Earnest Money, and to be reimbursed for its expenses as set forth in Section 13.2(c).
(b)    Upon termination of this Agreement by the Buyer pursuant to subsection 13.2(a), as the Buyer’s sole and exclusive remedy upon such termination (except for the additional remedy provided in subsection 13.2(c) below), the Escrow Agent shall, in accordance with the procedures set forth in Section 14.5, (i) to the extent the Earnest Money is in the form of immediately available wired funds, disburse the Earnest Money (together with interest thereon) to the Buyer, or (ii) to the extent the Earnest Money is in the form of a letter of credit, return such letter of credit to the Buyer, and upon such disbursement the Sellers and the Buyer shall have no further obligations under this Agreement, except those which expressly survive such termination (including those set forth in subsection 13.2(c)).
(c)    Notwithstanding the foregoing, in addition to terminating this Agreement and receiving the Earnest Money, the Buyer shall be entitled to reimbursement of its actual out-of-pocket expenses incurred in negotiating this Agreement and conducting due diligence activities contemplated hereunder and arranging for and documenting any financing including any lender commitment fees, if any (not to exceed $10,000,000.00 in the aggregate under this Agreement and the Other PSAs, combined). This reimbursement shall not apply if Buyer succeeds in an action to cause specific performance. Buyer also shall be entitled to reimbursement of its expenses as described in this subsection 13.2(c) in the event Seller terminates this Agreement pursuant to Section 5.1(g). The provisions of this subsection 13.2(c) shall survive the termination of this Agreement.
Section 13.3    Material Defects Arising Prior to the Closing. (a) In addition to the other rights and remedies Buyer has pursuant to this Agreement, including pursuant to Section 13.2 above, if prior to the Closing, with regard to any Asset:

(i)    any representation or warranty made by a Seller under Sections 3.1 or 3.2 shall prove not to be true and correct as of the date made or deemed made and the relevant Seller shall have failed or been unable to promptly cure the same in accordance with the provisions of this Agreement; or
(ii)    the relevant Seller shall be unable to perform in all material respects, the obligations required to be performed by the relevant Seller under this Agreement prior to or at the Closing, with respect to such Asset, including, without limitation, (A) conveying title to a Property in the condition required under Section 8.1, (B) satisfying the requirements of Section 5.2, or (C) satisfying the requirements of subparagraph 3.4(b)(i) as it relates to a Tenant Estoppel (or Lease Required Estoppel, as applicable) for each Property;
(any such event being referred to as an “Asset Specific Default”), then, prior to the Closing Date, the Buyer may elect, by notice to the Sellers (each a “Buyer Exclusion Notice”), to exclude such affected Asset from the Assets to be sold by the Sellers to the Buyer hereunder and thereafter such affected Asset shall be removed from the Assets to be sold hereunder, all references to such Assets in this Agreement shall be deemed deleted and the Gross Asset Value shall be reduced by an amount equal to the Allocated Asset Value for each such affected Asset. Without limitation of the provisions of Section 13.3(c), if all of the Assets are removed from the Assets to be sold hereunder, then this Agreement shall be deemed terminated and neither party shall have any further rights or obligations to the other, except for those expressly stated to survive the termination of this Agreement (including, without limitation Section 13.2(c)) (it being understood that the termination of any Other PSA pursuant to Section 13.3 thereof shall not, in and of itself, cause the termination of this Agreement).
(b)    INTENTIONALLY OMITTED.
(c)    In the event the aggregate amount of the Allocated Asset Value for the Assets and Other PSA Assets removed from the terms of this Agreement and the Other PSAs or contemplated transactions pursuant to Sections 3.6, 8.5, 8.6, 9.2 and/or 13.3 of this Agreement and of the Other PSAs is equal to or in excess of $75,000,000 (in the aggregate under this Agreement and the Other PSAs, combined), each of the Seller and the Buyer shall have a right to terminate this Agreement as to all Properties (provided, however, that if either such party terminates this Agreement pursuant to this Section 13.3(c) then such party shall be required to terminate each Other PSA pursuant to Section 13.3(c) of each Other PSA), in which event the Escrow Agent shall, in accordance with the procedures set forth in Section 14.5, (i) to the extent the Earnest Money is in the form of immediately available wired funds, disburse the Earnest Money to the Buyer, or (ii) to the extent the Earnest Money is in the form of a letter of credit return such letter of credit to the Buyer, this Agreement shall be deemed terminated and neither party shall have any further rights or obligations to the other, except for those expressly stated to survive the termination of this Agreement (including, without limitation Section 13.2(c)). Notwithstanding the foregoing, if Section 13.3(c) of any Other PSA provides that the removal of an Other PSA Asset shall not be taken into account in the calculation of the aggregate amount of the Allocated Asset Value of the Other PSA Assets removed from the terms of such Other PSA or contemplated transactions, then such removal of such Other PSA Asset shall not be taken into account in the calculation of the aggregate amount of the Allocated Asset Value of the Other PSA Assets removed from the terms of such

Other PSA or contemplated transactions for purposes of this Section 13.3(c). Nothing contained in this Section 13.3(c) shall in no way limit the other rights and remedies of Buyer pursuant to this Agreement including, pursuant to Section 13.2 above.
Section 13.4    INTENTIONALLY OMITTED.
Section 13.5    INTENTIONALLY OMITTED.
Section 13.6    Limitation on Liability.
(a)    No shareholder or agent of Seller, nor any Seller-Related Entities, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.
(b)    The provisions of this Section 13.6 shall survive the Closing or sooner termination of this Agreement.

ARTICLE XIV
MISCELLANEOUS
Section 14.1    Use of Duke Name. The Buyer hereby acknowledges and agrees that neither the Buyer nor any affiliate, successor, assignee or designee of the Buyer shall be entitled to use the name “Duke Realty” or any Seller’s name in any way whatsoever, except to the extent permitted under this Agreement.
Section 14.2    Joint and Several Liability. Each Seller who is a party as a Seller to this Agreement (“Seller Party”) shall be jointly and severally liable for all of the obligations and liabilities of Seller (and each other Seller) under this Agreement. Without limiting the generality of the foregoing, (i) each reference herein to Seller shall also be deemed to refer to each Seller Party, (ii) references in this Agreement to the phrase “received by Seller” (or words of similar import) shall mean received by any Seller Party, (iii) references in this Agreement to the phrase “given by Seller” (or words of similar import) shall mean given by any Seller Party, and (iv) references in this Agreement to the phrase “in the possession of Seller” (or words of similar import) shall mean the possession of any Seller Party. Each Seller Party hereby irrevocably appoints Duke Realty Limited Partnership (the “Seller Agent”) to act as an agent for Seller (and for each Seller Party individually) in connection with all actions to be taken by Seller and/or a Seller Party in connection with this Agreement (including, without limitation, giving and receiving notices, granting or denying of consents, and accepting payments to be made to Seller under this Agreement). Accordingly (and without limiting the generality of the foregoing), (i) if Buyer pays any amounts in connection with this Agreement to the Seller Agent (including the Cash Consideration Amount), then the same shall be deemed duly paid to Seller (and thus to all of the Seller Parties) for all purposes of this Agreement; (ii) any consent, approval or other notice given by the Seller Agent to Buyer shall be deemed to have been given by, and shall be binding on, Seller (and thus all of the Seller Parties) for all purposes of this Agreement, and Buyer shall have the right to rely on any such consent, approval or other notice so given; (iii) any notice given by Buyer to the Seller Agent shall be deemed to have been given to Seller (and thus all of the Seller Parties) for all purposes of this Agreement; and (iv) each Seller Party hereby irrevocably appoints the Seller Agent as the agent for the service of process on Seller (and thus all of the Seller Parties). Notwithstanding the foregoing, Buyer may insist that any action (such as the execution of a deed or other closing documents) that is required to be taken by Seller or any individual Seller Party pursuant to this Agreement actually be taken by Seller (and thus all of the Seller Parties) or such individual Seller Party, as the case may be (rather than by the Seller Agent acting as agent therefor). The provisions of this Section 14.2 shall survive the Closing.
Section 14.3    Brokers. (a) Each Seller represents and warrants to the Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby, other than the brokers identified on Schedule 14.3, and Seller shall be responsible for paying any commissions or other amounts due such brokers. Each Seller agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Sellers’ breach of the foregoing representation in this subsection 14.3(a). The provisions of this subsection 14.3(a) shall survive the Closing and any termination of this Agreement.
(a)    The Buyer represents and warrants to the Sellers that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby, except for brokers employed by Seller (which shall be paid by Seller in accordance with subsection 14.3(b)). The Buyer agrees to indemnify, protect, defend and hold the Sellers harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from Buyer’s breach of the foregoing representation in this subsection 14.3(b). The provisions of this subsection 14.3(b) shall survive the Closing and any termination of this Agreement.
Section 14.4    Confidentiality; Press Release; IRS Reporting Requirements.
(a)    From and after the date of this Agreement, neither Buyer nor any Seller shall disclose the terms of this transaction, either before or after Closing, except that this general prohibition shall not prevent (i) Sellers and Buyer from releasing a joint press release concerning the sale of the Assets pursuant to Section 14.4(b) below, and (ii) any party from disclosing any matters set forth in this Agreement, or any of the terms and provisions of this Agreement, if and to the extent that such disclosure is required by New York Stock Exchange regulation or applicable law or a court or other binding order or by applicable administrative rule or regulation or order of any regulatory or supervisory agency or authority with competent jurisdiction over such matter.  The parties hereto agree that the individual prices of each Asset are not required to be disclosed by law, court order, or any other authority specified in clause (ii) of the foregoing sentence.  No provision of this Section 14.4(a) will be construed to prohibit (1) disclosures to appropriate authorities of such information as may be legally required for federal securities, tax, accounting, or other reporting purposes or other applicable law, (2) confidential disclosures to affiliates of either any Seller or Buyer, (3) disclosures required in connection with legal proceedings to enforce the terms and provisions of this Agreement, (4) disclosures by any Seller or Buyer in connection with the satisfaction of any condition precedent to the Closing, (5) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof, (6) disclosure to the officers, employees, agents, contractors, attorneys, accountants, advisors and consultants of the parties on a need-to-know basis, and (7) disclosures to current and prospective lenders, partners, members and investors of Buyer provided that Buyer shall advise each such party of the confidential nature of such information and that such parties agree to maintain the confidentiality thereof.
(b)    The Sellers or the Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto if issued within six (6) months of the Closing Date.
(c)    For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), the Sellers and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Sellers and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.
Section 14.5    Escrow Provisions.
(a)    The Escrow Agent shall hold the Earnest Money, to the extent such Earnest Money is in the form of immediately available wired funds, in escrow in an interest-bearing bank account at First American Trust, FFB (the “Escrow Account”).
(b)    The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until any termination of the transaction contemplated by this Agreement pursuant to Section 7.3 hereof, the Closing or any other sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this subsection 14.5(b). The Sellers and the Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At Closing, the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, the Sellers. If the Closing does not occur as a result of a termination of this Agreement pursuant to Section 7.3, the Earnest Money, together with all interest earned thereon, shall be returned to Buyer. If the Closing does not occur for any other reason and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within three (3) Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such three (3) Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court of Cook County, Illinois. The Escrow Agent shall give written notice of such deposit to the Sellers and the Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.
(c)    The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. The Sellers and the Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.
(d)    The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Sellers and the Buyer.
Section 14.6    Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns or designees, any legal or equitable rights hereunder.
Section 14.7    Assignment. This Agreement may not be assigned by the Buyer without the prior written consent of the Sellers, which consent may be granted or withheld in Seller’s sole discretion. Notwithstanding the foregoing, (i) Buyer may assign this Agreement to one or more (a) direct or indirect subsidiaries of Buyer in which Buyer owns at least 50% of the direct or indirect ownership interests in each such subsidiary or (b) Affiliates of Buyer (as applicable, a “Majority Owned or Controlled Entity”) and (ii) the Buyer may designate one or more Majority Owned or Controlled Entities to which one or more of the Assets will be assigned at Closing (each, a “Designated Subsidiary”). In the event of any assignment of this Agreement by Buyer, the assignor automatically shall be deemed to have been released from all of its obligations hereunder and the assignee automatically shall be deemed to have assumed the same.
Section 14.8    Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 14.9    Notices. All notices, demands, consents, approvals, requests or other communications made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) transmitted by e-mail to the appropriate e-mail address listed below, so long as such e-mail or attached correspondence thereto expressly identifies in the subject line in ALL CAPITAL LETTERS that such correspondence constitutes an official notice pursuant to this Section 14.9, provided that, except with respect to notices in connection with New Leases and new contracts pursuant to Sections 3.3(c) and 3.3(d), a copy is sent the same day by messenger or by Federal Express or other recognized overnight delivery service, or (iv) mailed to the party to which the notice, demand, consent, approval, request or other communication is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:
(a)    To any Seller:
Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, IN 46240
Attention: Nick Anthony
Email: nick.anthony@dukerealty.com

with copies thereof to:

Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, IN 46240
Attention: Ann Dee
Email: ann.dee@dukerealty.com

(b)    To the Buyer:
c/o Starwood Capital Group Global, L.P.
1255 23rd Street NW, Suite 675
Washington, D.C. 20037
Attention: Mark B. Keatley
Email: keatlem@starwood.com

with copies thereof to:

c/o Rinaldi, Finkelstein & Franklin, LLC
591 West Putnam Avenue
Greenwich, Connecticut 06830
Attention: Ellis F. Rinaldi, Esq.
Email: rinaldi@starwood.com

and with copies thereof to:

Kirkland & Ellis LLP

601 Lexington Avenue
New York, New York 10022
Attention: Jonathan A. Schechter, P.C.
Email: jonathan.schechter@kirkland.com

(c)    To the Escrow Agent:
First American Title Insurance Company
30 North LaSalle Street, Suite 2700
Chicago, Illinois 60602
    Attention: Steve Zellinger
    Email: szellinger@firstam.com
(d)    All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 5 days’ prior notice thereof to the other parties.
Section 14.10    Entire Agreement. This Agreement, the Confidentiality Agreement, the Other PSAs, the Closing Documents, the Closing Documents (as defined in each of the Other PSAs) and the Exhibits and Schedules to each of the foregoing, collectively, contain all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.
Section 14.11    Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Sellers or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.
Section 14.12    No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.
Section 14.13    Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Illinois unless such dispute relates to real property, then the laws and jurisdiction of the location of such real property shall govern. To the fullest extent permitted by law, the parties hereby unconditionally and irrevocably waive and release any claim that the law of any other jurisdiction governs this Agreement and this Agreement shall be governed and construed with the laws of the State of Illinois.
Section 14.14    Submission to Jurisdiction. To the maximum extent permitted by applicable law each of the Buyer and each Seller irrevocably submits to the jurisdiction of (a) the Circuit Court of the State of Illinois – Cook County and (b) the United States District Court for the Northern District of Illinois for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Buyer and each

Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Buyer and each Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Circuit Court of the State of Illinois – Cook County and (b) the United States District Court for the Northern District of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 14.15    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
Section 14.16    Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.
Section 14.17    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
Section 14.18    Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
Section 14.19    Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement
Section 14.20    INTENTIONALLY OMITTED.
Section 14.21    Exclusivity. During the term of this Agreement, neither the Sellers nor their Affiliates, agents, representatives or employees shall solicit, authorize the solicitation of, or enter into any agreement or discussions with any third party concerning any offer or possible offer for a third party to acquire, finance, refinance the Assets or any interest therein (whether debt or equity, directly or indirectly) or with respect to any similar transaction.
Section 14.22    Attorney’s Fees. In the event that either party shall bring an action or legal proceeding for an alleged breach of any provision of this Agreement or any representation, warranty, covenant or agreement herein set forth, or to enforce, protect, determine or establish any term, covenant or provision of this Agreement or the rights hereunder of either party, the prevailing party shall be entitled to recover from the non-prevailing party, as a part of such action or proceedings, or in a separate action brought for that purpose, reasonable attorneys' fees and costs, expert witness fees and court costs as may be fixed by the court or jury.
Section 14.23    Like Kind Exchange. Each of the parties hereto agrees to cooperate with the other in effecting one or more I.R.C. § 1031 exchanges with respect to any one or more of the Properties which are the subject of this Agreement, including executing and delivering any and all documents required by one or more exchange trustees or qualified intermediaries retained by the party seeking to effect such exchange or exchanges; provided, however, that the cooperating party shall not be obligated to incur any liability, cost, expense, delay or other detriment (in each case as determined by the cooperating party in its sole discretion) in connection with the implementation of such an exchange or exchanges.
Section 14.24    Disclosure. Notwithstanding any terms or conditions in this Agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization does not permit disclosure of the names of, or other identifying information regarding, the participants in the transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of the transaction including specific economic terms of this Agreement. The provisions of this Section 14.24 shall survive the Closing.
Section 14.25    Waiver of Trial by Jury. Seller and Buyer hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to, this Agreement. The provisions of this Section 14.25 shall survive the Closing or termination hereof.
Section 14.26    Date for Performance. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.
Section 14.27    Time of the Essence. Time shall be of the essence of this Agreement and each and every term and condition hereof.

Section 14.28    Adjournment of Closing. In the event any Other PSA Closing is adjourned pursuant to Section 3.4(c), Section 3.6, Article VIII or for any reason, the Closing under this Agreement shall be adjourned for the same period of time.
Section 14.29    INTENTIONALLY OMITTED.
Section 14.30    Post Closing Tenant Finish. Buyer and Seller acknowledge that as of the Closing Date there may be tenant finish work required to be performed at the Properties pursuant to Leases that has not been completed (“Incomplete TI Work”). On the Closing Date, Seller shall provide Buyer with a complete and reasonably detailed list of all such Incomplete TI

Work. Buyer agrees that Seller shall complete all such Incomplete TI Work. Seller hereby covenants and agrees that, as promptly as is reasonably possible after the Closing, Seller shall complete (or cause to be completed) all Incomplete TI Work in a good, workmanlike and lien-free manner, consistent with the quality of work Seller has previously performed at the Properties, and in accordance with (a) all applicable provisions and requirements of the respective Lease under which performance of the Incomplete TI Work is required, and (b) all applicable laws, ordinances, rules, codes and regulations of any governmental authority. Seller shall be responsible for obtaining (or, to the extent required pursuant to the applicable Lease, causing the applicable Tenant to obtain) all permits, approvals and licenses necessary to perform such Incomplete TI Work. Seller further covenants and agrees that it shall use good faith and diligent efforts to coordinate the performance of all Incomplete TI Work (i) in a manner reasonably designed to minimize interference with the occupancies and business operations of the Tenants at the applicable Properties, and (ii) with Buyer. Any warranties and guaranties issued in connection with such Incomplete TI Work shall be for the benefit of, and enforceable by, Buyer. Seller shall maintain and shall cause all contractors performing Incomplete TI Work to maintain insurance reasonably satisfactory to Buyer, naming Buyer as an additional insured, and shall provide certificates evidencing such insurance at Buyer’s request. Upon submission by Seller to Buyer, no more frequently than monthly, of (x) the invoices and billing statements for that portion of the Incomplete TI Work for which Buyer is responsible, and (y) lien waivers from the applicable contractors and other evidence reasonably satisfactory to Buyer that such portion of the Incomplete TI Work has been completed, Buyer shall promptly pay or reimburse Seller for such invoices and bills. Upon completion of the Incomplete TI Work with respect to each Lease, Seller shall provide Buyer with evidence of completion, including a certificate of occupancy. Seller shall cooperate with Buyer in arranging for inspections of the progress of the Incomplete TI Work from time to time. Seller shall promptly and diligently correct any and all defects in the Incomplete TI Work following completion of the Incomplete TI Work or any portion thereof. Seller shall indemnify, defend and hold harmless Buyer for, from and against any and all Losses (excluding consequential and punitive damages) incurred by Buyer arising from or in connection with Seller’s failure to perform and complete the Incomplete TI Work, except to the extent caused by the negligence or willful misconduct of Buyer. The provisions of this Section 14.30 shall survive the Closing.
Section 14.31    INTENTIONALLY OMITTED.
Section 14.32    INTENTIONALLY OMITTED.
Section 14.33    INTENTIONALLY OMITTED.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.
SELLER:

DUKE REALTY LIMITED PARTNERSHIP,
an Indiana Limited Partnership, doing business in North Carolina as Duke Realty of Indiana Limited Partnership

By:    Duke Realty Corporation, an Indiana
corporation, its general partner

By:	/s/ Nicholas C. Anthony
Name:	Nicholas C. Anthony
Title:	Chief Investment Officer

[Signatures are continued on the following page.]

BUYER:

SOF-X U.S. ACQUISITIONS, L.L.C.,
a Delaware limited liability company

By:	/s/ Mark B. Keatley
Name:	Mark B. Keatley
Title:	SVP

JOINDER BY ESCROW AGENT

First American Title Insurance Company National Commercial Services, Chicago, Illinois, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by the Sellers and the Buyer as of the 20th day of January, 2015, and accepts the obligations of the Escrow Agent as set forth herein. Escrow Agent further acknowledges that it received the Earnest Money on the 21st day of January, 2015. The Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of the Agreement.

FIRST AMERICAN TITLE INSURANCE
                        COMPANY NATIONAL COMMERCIAL
                        SERVICES

By:	/s/ Adriene Taylor
Name:	Adriene Taylor
Title:	Escrow Assistant

SCHEDULE A
Seller and Properties
See Attached

Schedule A

Sellers and Properties

Name	Address	City	State	County	Owner Entity	NCS File Number	Allocated Asset Value
Lenovo BTS I	1009 Think Place	Morrisville	NC	Wake	Duke Realty Limited Partnership doing busines in North Carolina as Duke Realty of Indiana Limited Partnership	496814-121	$38,000,000
Lenovo BTS II	1025 Think Place	Morrisville	NC	Wake	Duke Realty Limited Partnership doing busines in North Carolina as Duke Realty of Indiana Limited Partnership	496814-122	$40,000,000

SCHEDULE B
INTENTIONALLY OMITTED

SCHEDULE C
Assumed Contracts

[TO BE INSERTED PRIOR TO THE INSPECTION DATE]

SCHEDULE D
Knowledge Parties
Jeff Behm
Vice Presidents – Asset Management:
Amy Mayer, Vice President, Asset Management - Raleigh

Senior Vice Presidents – Business Unit Head:
Jeff Sheehan, Senior Vice President - Raleigh

Asset Managers:
North Carolina: Nancy Burns and Patrick Blakely

SCHEDULE 2.1(b)(iii)
Personal Property
All fixtures, chattels, equipment and articles of personal property placed in, attached to or located on each Property used in connection with the operation and maintenance of the Property that is owned by Seller or its Affiliates as of the date of this Agreement.

SCHEDULE 3.1(c)
Consents
None

SCHEDULE 3.1(d)
Conflicts
None

SCHEDULE 3.2(b)
Material Contracts
None

SCHEDULE 3.2(c)
Leases

Those certain Leases contained in the data site known as Duke Realty – Partner Connect – Consilidated Lease Documents under the following folders as of January 16, 2015:

St. Louis
Nashville
S Florida
Raleigh

SCHEDULE 3.2(c)(i)
Tenant Improvements and Other Construction Work
See Attached

SCHEDULE 3.2(c)(ii)
Tenant Defaults
See Schedule 3.2(v)

SCHEDULE 3.2(c)(iii)

Lease Termination Payments from December 11, 2014 through the Date Hereof
None.

SCHEDULE 3.2(d)
Leasing and Brokerage Commissions and Agreements

Those certain Affiliate Leasing and Brokerage Agreements contained in the data site known as Duke Realty – Partner Connect – Vandy Portfolio under the following folders as of January 16, 2015:

Consolidated Commission Agreements

Jurisdiction
St. Louis
Nashville
South Florida
Raleigh

Those certain Third Party Leasing and Brokerage Agreements contained in the data site known as Duke Realty – Partner Connect – Vandy Portfolio under the following folders as of January 16, 2015:

Consolidated Commission Agreements

Jurisdiction
St. Louis
Nashville
South Florida
Raleigh

SCHEDULE 3.2(e)
Casualties and Condemnations
Those certain claims contained in the data site known as Duke Realty – Partner Connect – Vandy Portfolio under the following folders as of January 16, 2015:
1.13.2015 Additions – Insurance Claims Reports – Duke PR Special Project Rollup

Schedule 3.2(j)
Building/ Zoning Violations
None

SCHEDULE 3.2(u)

Security Deposits Held by the Sellers

See Attached

SCHEDULE 3.2(v)

Delinquency Reports

See Attached

Schedule 3.3(h)(ii)

Those certain leases listed in the data site known as Duke Realty – Partner Connect – Vandy Portfolio under the following folders as of January 16, 2015:
1.16.2015 Additions – Pool 1 Schedule 3.3(h)(ii)

SCHEDULE 3.5(b)(ii)

INTENTIONALLY OMITTED

SCHEDULE 3.5(b)(iii)

INTENTIONALLY OMITTED

SCHEDULE 7.1

Designated Employees

Those employees listed in the Schedule provided by Seller to Buyer in an email dated January 10, 2015 from Nick Anthony to Casey Wold and Walker Collier.

SCHEDULE 14.3

Brokers

Cassidy Turley Real Estate Services, Inc.
CBRE, Inc.

EXHIBIT A
Form of Tenant Estoppel Certificate

TENANT:
LANDLORD:
BUYER:
LEASE:
Original Lease dated [date]
First Amendment dated [date]
[Additional Amendments]
Letter of Understanding dated [date]

LEASED PREMISES:
Approximately [Square Feet] rentable square feet of space located at Property.

PROPERTY:
[Street Address, City and State]

In connection with Buyer’s acquisition and financing of the Lease Premises, Tenant certifies to Buyer, its successors and assigns, and Buyer’s lender and such lender’s successors and assigns:

1.	All capitalized terms not defined herein shall bear the meanings ascribed to such terms in the Lease.

2.
The Lease, as set forth above, is in full force and effect, and has not been modified, supplemented or amended in any way except as set forth above; the Lease is the entire agreement between the parties and Tenant’s rights with respect to the Leased Premises. Tenant has not executed any subleases or assignments of the Lease, and Tenant has not assigned or encumbered its interest in the Lease. Tenant has no options, rights of first refusal, rights of first offer or other rights to acquire or to lease additional space at the Property or any part thereof or to increase or relocate the Leased Premises.

3.
The commencement date under the Lease was [date]. The lease term expires on [date], and Tenant has no rights to extend the term or renew the Lease other than: [# and term of extensions]. Tenant has no options to terminate the Lease other than termination pursuant to condemnation or casualty.

4.	A security deposit in the amount of [$_____] is currently being held by Landlord as security under the Lease.

5.
The Monthly Rental Installment of [$_____] per month has been paid through ______. Tenant’s Proportionate Share is [___%] and Tenant's Proportionate Share of Operating Expenses, Real Estate Taxes and Insurance Premiums in the amount of [$_____] per month has been paid through [date]; no other Additional Rent is due under the Lease. No rent (Base Rent, Monthly Rental Installments or Additional Rent) has been paid more than one (1) month in advance. Tenant has no defenses or offsets which could be alleged in any action brought for rent accruing subsequent to the date of this Tenant Estoppel Certificate.

[If rent has not commenced] No Monthly Rental Installments or Additional Rent is currently due under the Lease. No rent (Base Rent, Monthly Rental Installments or Additional Rent) has been paid more than 1 month in advance. Tenant has no defenses or offsets which could be alleged in any action brought for rent accruing subsequent to the date of this Tenant Estoppel Certificate.

8.
Landlord has satisfied all of Landlord’s current obligations under the Lease in the nature of inducements to Tenant’s occupancy, and all improvements required under the terms of the Lease to be made by Landlord have been satisfactorily completed. Tenant has unconditionally accepted possession of the Leased Premises.

9.
Tenant is not in default in its obligations under the Lease, and, to Tenant’s knowledge, Landlord has not defaulted and is not currently in default in any of its obligations under the Lease. Neither Tenant, nor, to Tenant’s knowledge, Landlord, has committed any breach under the Lease which, alone, or with the passage of time, giving of notice, or both, would constitute a default thereunder. There are no actions, whether voluntary or involuntary, pending against Tenant under any insolvency, bankruptcy or other debtor relief laws of the United States of America or of any state or other political subdivision thereof.

13.
The statements contained in this Tenant Estoppel Certificate may be relied upon by Landlord, Buyer and Buyer’s lender, if any, and their respective successors and assigns in connection with the sale, acquisition and financing of the Property and shall be binding upon Tenant and Tenant’s successors and assigns. The party executing this Tenant Estoppel Certificate on behalf of Tenant states that he/she has been authorized to do so on behalf of Tenant.

Executed this ____ day of ______________, 20____

TENANT:

[TENANT’S SIGNATURE BLOCK]

BY: __________________________________
Name: _______________________________
Title: ________________________________

EXHIBIT B
Form of Assignment and Assumption of Leases and Rents
THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND RENTS (this “Assignment”) is made this __ day of ________, 2015, by and between __________________, a ________________ (“Assignor”) and __________________, a _______________ (“Assignee”).

RECITALS:

WHEREAS, this Assignment is being executed and delivered pursuant to that certain Agreement of Purchase and Sale (Pool [__]) dated as of __________, 2015 among [Assignor, as seller, the other Sellers named therein] and ________________________________, as buyer (the “Purchase Agreement”);
    WHEREAS, as of this date (the “Closing”), Assignor is assigning and conveying to Assignee all of Assignor’s interest in that certain property more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”); and

WHEREAS, in connection with the Closing, and in accordance with the terms of this Assignment and the Purchase Agreement, Assignor desires to assign to Assignee all of the right, title and interest in, to and under the leases described in Exhibit B attached hereto and incorporated herein by this reference, and Assignee desires to assume all obligations of Assignor under said leases arising and accruing after the date of this Assignment.

NOW, THEREFORE, for and in consideration of the foregoing and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged:

1.    Assignor hereby assigns, transfers and signs over unto Assignee all right, title and interest of Assignor in, to and under (a) the leases listed on Exhibit B, including all renewals, extensions and modifications thereof (collectively, the “Leases”); (b) any assignments of leases, any other leases or subleases made by the tenants thereunder (including, without limitation, all rights and claims of the landlord thereunder arising by statute or at law or in equity or otherwise);[] (c) any and all guarantees of the Leases, if any; (d) any security deposits or prepaid rent made or to be made by any tenants under the Leases; and (e) all rents, income, charges and profits now or thereafter arising from or under the Leases and/or the Property; TO HAVE AND TO HOLD all of the foregoing unto Assignee, its successors and assigns.

2.    Assignee hereby accepts such assignment as of the Closing and agrees to perform all obligations of Assignor pursuant to such Leases arising and accruing from and after the date hereof.

3.    This Assignment is made without warranty or representation by Assignor except as otherwise set forth in the Purchase Agreement.

4.    The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

5.    This Assignment may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first above written.

ASSIGNOR:

_______________________,
a _______________________

By: _____________________
Name:
Title:

ASSIGNEE:

_______________________,
a _______________________

By: _____________________
Name:
Title:

EXHIBIT C
Form of Assignment and Assumption of Contracts
ASSIGNMENT AND ASSUMPTION OF CONTRACTS (the “Agreement”) dated as of _____________, 2015, between [SELLER/S], (“Assignor”) and ____________________________, a ____________________________, having an address at _________________________________________________ (“Assignee”).
Background
This Agreement is being executed and delivered pursuant to that certain Agreement of Purchase and Sale (Pool [__]) dated as of __________, 2015 (the “Purchase Agreement”) among [Assignor, as seller, the other Sellers named therein] and_________________________, as buyer. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.
Assignment and Assumption
In consideration of Ten ($10.00) Dollars in hand paid by Assignee, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, transfer and set over unto Assignee, all of Assignor’s right, title and interest in and to the Assumed Contracts as set forth on Schedule A attached hereto.
TO HAVE AND TO HOLD, the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained in the Assumed Contracts.
Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Assumed Contracts on the Assignor’s part to be performed thereunder arising and accruing from and after the date hereof and Assignor hereby agrees to remain liable for the performance of all of the terms, covenants and conditions of the Assumed Contracts arising or accruing prior to the date hereof.
This Assignment is made without warranty or representation by Assignor except as otherwise set forth in the Purchase Agreement.
This Assignment may be executed in any number of counterparts, each which will be deemed an original, and all of which together will be deemed to constitute one and the same instrument.
[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, the Assignor and Assignee have duly executed this instrument as of the day first above written.
ASSIGNOR:

[SELLERS]

By:
Name:
Title:

ASSIGNEE:

_______________________,
a _______________________

By:
Name:
Title:

Schedule A        Assumed Contracts

EXHIBIT D
Form of Tenant Notice Letter

__________ ___, 2015
[BY CERTIFIED MAIL]
[Name and Address
of Tenant]
Premises:    [PREMISES NAME, CITY, STATE]
Gentlemen and Ladies:

Please be advised that effective the date set forth above, the Premises have been conveyed to                 , a                  (“Buyer”), whose mailing address is                                        . You are hereby irrevocably and unconditionally directed that, effective immediately, all future communications, rents and payments are to be directed as follows: ____________________________________.

Buyer has assumed all of the obligations of the landlord under your lease from this day forward, including any obligation to return your security deposit, if any, in accordance with the provisions of your existing lease.

Lastly, please notify your insurance carrier and have it change the name of the additional insured under any policies of insurance (as per your lease) to             , and their successors and assigns. Once this is done, please deliver an updated certificate of insurance to Buyer.

Very truly yours,

[BUYER]

By: _____________________________ Name: Title:
[SELLER]
By: _____________________________ Name: Title:

EXHIBIT E
[INTENTIONALLY OMITTED]

EXHIBIT F
Buyer’s Closing Certificate

THIS BUYER’S CLOSING CERTIFICATE (the “Certificate”) is made pursuant to Section 6.1(d)(iii) of that certain Agreement of Purchase and Sale (Pool [__]) (as the same has been amended, modified and/or supplemented, the “Agreement”) by and between Sellers (as defined in the Agreement) and ___________________, a ____________________________ (“Buyer”) dated as of _________, 2015.

Buyer hereby certifies to Seller that:

1.	Each of the representations and warranties made by Buyer in the Agreement are true and correct in all material respects as of the date of this Certificate; and

2.	Buyer has performed or complied in all material respects with each obligation and covenant required by the Agreement to be performed or complied with by Buyer as of the date of this Certificate.
    IN WITNESS WHEREOF, and intending to be legally bound hereby, Buyer has executed this Certificate as of the day and year first above written.

Buyer:

___________________________,
a __________________________

By:
Name:
     Title:

EXHIBIT G
Form of Deed

Form of Deed – North Carolina

Excise Tax: $                Recording Time, Book, and Page

Parcel Identifier No.

Verified by _____ County on the          day of              2015
By

Mail after recording to:    David Rosenberg, Esq., Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago,                 Illinois 60654

This instrument was prepared by:	Ann C. Dee, Esq., Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, IN 46240

Brief description for the index

NORTH CAROLINA SPECIAL WARRANTY DEED

THIS DEED, made as of the ____ day of ____________, by and between:

GRANTOR	GRANTEE
DUKE REALTY LIMITED PARTNERSHIP, an
Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership
c/o Duke Realty Corporation
600 East 96th Street, Suite 100
Indianapolis, IN 46240

The designation Grantor and Grantee as used herein shall include said parties, their heirs, successors, and assigns, and shall include singular, plural, masculine, feminine or neuter as required by context.

WITNESSETH, that the Grantor, for a valuable consideration paid by the Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, bargain, sell and convey unto the Grantee in fee simple, all that certain lot or parcel of land situated in the Town of ________, _____ County, North Carolina and more particularly described on Exhibit A attached hereto.

TO HAVE AND TO HOLD the aforesaid lot or parcel of land and all privileges, rights to the extent assignable, improvements and appurtenances thereto belonging to the Grantee in fee simple.

And the Grantor covenants with the Grantee, that Grantor is seized of the premises in fee simple, that Grantor has done nothing to impair such title as Grantor received, that Grantor has the right to convey the same in fee simple, and that Grantor will warrant and defend the title against the lawful claims of all persons claiming by, under or through Grantor, subject to the lien of taxes not yet due and payable for 2015 and subsequent years, and those matters of record listed on Exhibit B attached hereto and incorporated herein by this reference.
The property conveyed herein was acquired by Grantor by instrument recorded in Book _______, pages _____________ in the Office of the Register of Deeds of ______ County, North Carolina.
IN WITNESS WHEREOF, the Grantor has hereunto caused this instrument to be executed under seal as of the day and year first above written.

GRANTOR:

DUKE REALTY LIMITED PARTNERSHIP,
an Indiana limited partnership

By:	DUKE REALTY CORPORATION, an Indiana corporation, sole general partner

                            By:_________________________________
                         Name:
Title:
[CORPORATE SEAL]

STATE OF ________________
COUNTY OF ______________

I, _____________________________, a Notary Public of the County and State aforesaid, certify that _____________________________, as ________________ of Duke Realty Corporation, the sole general partner of DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership, personally appeared before me this day and acknowledged the execution of the foregoing instrument as the act and deed of said limited partnership.

Witness my hand and official seal this ___day of _____________.

My Commission Expires:______________         ______________________________
Notary Public
[NOTARIAL SEAL]

EXHIBIT A

Legal Description

EXHIBIT B

Permitted Exceptions

EXHIBIT H
Form of Bill of Sale
___________________, a _______________________ , whose address is ________________________ (hereinafter referred to as “Seller”), in consideration of Ten ($10.00) Dollars in hand paid by ______________________, a _________________________, whose mailing address is ___________________________________ (hereinafter referred to as “Buyer”), the receipt and sufficiency of which are hereby acknowledged, does hereby sell, grant, assign, convey, transfer and set over unto Buyer, its successors and assigns, all fixtures, chattels, equipment and articles of personal property placed in, attached to or located on each Property used in connection with the operation and maintenance of the Property that is owned by Seller or its Affiliates as of the date of the Purchase Agreement (collectively, the “Personal Property”).
TO HAVE AND TO HOLD the Personal Property unto Buyer, its successors and assigns forever.
Seller represents and warrants that it has title to the Personal Property free and clear of any Liens. Except as specifically provided in the previous sentence, or as otherwise set forth in that certain Agreement of Purchase and Sale (Pool [__]) dated as of _________, 2015, by and between the Sellers named therein and ___________________________ (as the same may be amended, supplemented and/or modified from time to time, the “Purchase Agreement”) this Bill of Sale is made without warranty or representation of the Seller.
Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.
This Bill of Sale has been duly executed by Seller as of the ____ day of ________, 2015.
[SELLER/S]

By:    _____________________________
Name:
Title:
Schedule:
Schedule A        Description of Premises

EXHIBIT I
Form of Broker Lien Waiver

FULL SATISFACTION AND WAIVER OF BROKER LIEN
STATE OF ___________    )
) SS
COUNTY OF ________    )

WHEREAS the undersigned has entered into a written agreement with [Duke Realty Limited Partnership], for the purpose of selling the premises commonly known as_______________________________________, of which [Seller] is the owner; and
WHEREAS the undersigned has performed under the provisions of the said written agreement and is entitled to compensation as provided therein.
NOW, THEREFORE, the undersigned, for and in consideration of _______________________________ and NO/100 DOLLARS ($___________), and other good and valuable consideration, the receipt of which is hereby acknowledged, do(es) hereby satisfy and waive any and all claim of, or right to, lien under the statutes of the State of [___________] relating to commercial real estate broker’s liens with respect to and on the said above-described premises, the building or buildings thereon, and the tenant spaces therein, if any.
IN WITNESS WHEREOF, this instrument has been executed by the undersigned this _____ day of _____. 2015.
[INSERT BROKER NAME]
By:
Name:
Title:

Subscribed and sworn to before me a notary public this _____ day of_____, 2015.
_______________________________
Name Printed                        [SEAL]

EXHIBIT J
Form of Assignment of Asset-Related Property
THIS ASSIGNMENT OF ASSET-RELATED PROPERTY (this “Assignment”) is made this __ day of _____________, 2015 by and between [SELLER/S] (“Assignor”) and ______________________, a _________________________ (“Assignee”).

RECITALS:

WHEREAS, as of the date hereof (the “Closing”), Assignor is assigning and conveying to Assignee all of Assignor’s interest in that certain property commonly known as _________________ and located in [CITY, STATE], and more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”); and

WHEREAS, in connection with the Closing, and in accordance with the terms of this Assignment, Assignor desires to assign to Assignee all of Assignor’s right, title and interest in, to and under the Asset-Related Property, including without limitation the property listed on Exhibit B attached hereto and incorporated herein by this reference; and

WHEREAS, this Agreement is being executed and delivered pursuant to that certain Agreement of Purchase and Sale (Pool [__]) dated as of __________, 2015 (the “Purchase Agreement”) among [Assignor, as seller, the other Sellers named therein] and______________________, as buyer. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.
NOW, THEREFORE, for and in consideration of the foregoing and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged:

1. Assignor hereby assigns, transfers and sets over unto Assignee all right, title and interest of Assignor in, to and under the Asset-Related Property.

2. Assignee hereby accepts such assignment and agrees to perform all obligations of Assignor pursuant to such Asset-Related Property, if any, arising and accruing from and after the date hereof.
3. This Assignment is made without warranty or representation by Assignor except as otherwise set forth in the Purchase Agreement.

4. The provisions of this Agreement shall be binding upon, and shall inure to the benefit of the parties hereto, and their respective successors and assigns.

5. This Assignment may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first written above.

ASSIGNOR:

[SELLER/S]

By: _________________________
Name:
Title:

ASSIGNEE:

_____________________,
a ____________________

By: _________________________
Name:
Title:

EXHIBIT K
Sellers’ Closing Certificate
THIS SELLERS’ CLOSING CERTIFICATE (the “Certificate”) is made pursuant to Section 6.2(d)(iii) of that certain Agreement of Purchase and Sale (Pool [__]) (as the same has been amended, modified and/or supplemented, the “Agreement”) by and between the undersigned (the “Sellers” and ___________________, a ________________________ (“Buyer”) dated as of ____________, 2015.

Sellers hereby certify to Buyer that:

1.	Each of the representations and warranties made by each Seller in the Agreement are true and correct in all material respects as of the date of this Certificate; and

2.
Each Seller has performed or complied in all material respects with each obligation and covenant required by the Agreement to be performed or complied with by such Seller as of the date of this Certificate.

IN WITNESS WHEREOF, and intending to be legally bound hereby, each Seller has executed this Certificate as of the day and year first above written.

Seller:

[SELLERS]

By:
Name:
     Title:

EXHIBIT L
Form of Entity Transferor Foreign Investors
Real Property Tax Act Certification and Affidavit

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform _____________________ (the “Transferee”) that withholding of tax is not required upon disposition of a U.S. real property interest by ________________, a ____________ _________________ (the “Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:
Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Code;
Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations);
The U.S. employer identification number of Transferor is ___________;
Transferor has an address at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240.
The address of the subject property is ________________, [CITY, STATE].
Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.
Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Transferor.

_____________, 2015
[SELLER/S]

By:    _____________________________
Name:
Title:

EXHIBIT M
[INTENTIONALLY OMITTED]

EXHIBIT N
Definitions

“Affiliate” with respect to any Person, any Person Controlling, Controlled by or under Common Control with such Person.
“Buyer” shall mean [                ] and its affiliates and subsidiaries.
“Buyer Building” shall mean any single building set forth on the list of Properties attached to the Purchase Agreement and ultimately purchased by Buyer.
“Control” shall mean, either (i) ownership directly or indirectly of fifty percent or more of the equity interests in a Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise.
“Duke Realty Parties” shall mean Duke Realty Limited Partnership and its Affiliates.
“Duke Building(s)” shall mean as the context may require, (i) one or more buildings owned by one or more of the Duke Realty Parties (regardless of whether such building is constructed or proposed to be constructed) and (ii) any space leased by a Duke Realty Party in a Buyer Building.
“Solicit” shall mean to initiate or otherwise enter into discussions with a Tenant Party, either directly or through any Representative of such Tenant Party, regarding the opportunity to lease space in a building (whether or not constructed or under construction at the time), but excluding any RFP.
“Representative” shall mean, with respect to a Person, any employee, broker, finder or other Person acting as a direct representative on behalf of such Person.
“RFP” shall mean a request for a proposal from a Tenant Party, either directly by the Tenant Party, or through a Representative of a Tenant Party, to enter into a lease for space at any Duke Building located in North Carolina or Missouri, but excluding any such request for proposal from a Tenant Party that is a Duke Realty Party.
“Tenant” shall mean any tenant pursuant to a Lease in any Buyer Building as of the date of the Purchase Agreement.
“Tenant Affiliate” shall mean any Person Controlled, Controlling or under common Control with such Tenant.
“Tenant Party” shall mean any Tenant or Tenant Affiliate.
“Termination Date” shall mean (a) with respect to the Covenant Not to Solicit, the date of that is the five year anniversary of the Closing Date; and (b) with respect to the Covenant for RFPs, the date that is the thirtieth month of the Closing Date; provided, however in the event any Duke Buildings are sold to a Person that is not an Affiliate of Duke in an arm’s length transaction, then the Termination Date with respect to such Duke Building shall be the date of the closing of the sale to such Person. In addition, to the extent any Buyer Building is sold to a Person who is not Buyer, then the Termination Date with respect to such Buyer Building shall be the date of closing of the sale to such Person.
Covenant Not to Solicit Tenants
From and after the date of the Purchase Agreement to the Termination Date, the Duke Realty Parties covenant and agree that none of the Duke Realty Parties or any Representative of any Duke Realty Party shall Solicit any Tenant Party to enter into a lease for space at any Duke Building located or to be located within a twenty mile radius of any Buyer Building with respect to which such Tenant Party is leasing space as of the date of the Purchase Agreement (the “Duke Non-Solicit Area”) without Buyer’s prior written consent, which consent may be withheld in Buyer’s sole discretion, but will be deemed given if Buyer has not responded within ten (10) Business Days after receipt of a written request for consent from one or more of the Duke Realty Parties (such covenant by the Duke Realty Parties, a “Covenant Not to Solicit”). Additionally, from and after the date of the Purchase Agreement to the Termination Date, the Duke Realty Parties shall not, and shall not permit any Representative of any Duke Realty Party to, respond to any RFP request for a lease of space at a Duke Building in a Duke Non-Solicit Area without the prior consent of Buyer, which consent may be granted or denied in accordance with the further provisions of this paragraph (such covenant by the Duke Realty Parties, a “Covenant for RFPs”). In the event any Duke Realty Party receives an RFP request for a lease of space at a Duke Building within the Duke Non-Solicit Area by or on behalf of any Tenant Party that it desires to respond to, then the Duke Realty Party receiving such RFP shall immediately notify Buyer of the RFP and request Buyer’s consent thereto. Buyer shall have ten (10) Business Days in which to respond to such request, with Buyer’s consent not to be unreasonably withheld, and which consent Buyer shall be required to grant in the event such RFP includes space requirements or other specific building requirements that Buyer determines in its reasonable discretion cannot be accommodated by Buyer in any Buyer Building within the Duke Non-Solicit Area.

EXHIBIT O
INTENTIONALLY OMITTED

EXHIBIT P
Form of Title Affidavit
OWNER’S TITLE AFFIDAVIT AND INDEMNITY AGREEMENT
________________ [[person’s name]] (“Affiant”), being duly sworn, deposes and says (to Affiant’s actual knowledge after due inquiry of the person or persons with requisite knowledge) to First American Title Insurance Company (the “Title Company”) with respect to the property identified on Schedule A hereto (the “Property”), as described in that certain Commitment for Title Insurance (the “Title Commitment”) issued by the Title Company under order number NCS-___________, with an effective date of _________ (the “Effective Date”):

1.
Affiant is the ________________ [[office]] of ________________ [[name of entity associated with the owning entity]], a _____________ [[entity type and state of formation]], which is the ________________ [[relationship with owning entity]] of _______________ [[name of owning entity]] (the “Owner”), a ________________ [[entity type and state of formation]].

2.
Except for the Owner, there are no parties in possession or parties claiming a right to be in possession (“Tenant” or “Tenants”) of any part of the Property except (a) as specifically listed in the Title Commitment and/or (b) as set forth on Schedule B hereto; and there are no purchase rights (such as a right of first refusal or first offer, an option to purchase, or a right to approve purchaser) in any part of the Property except as expressly described (a) in the Title Commitment and/or (b) on Schedule B hereto.

3.
No person or entity has furnished any labor, service, or material by or on behalf of either the Owner or any Tenant [[reference to tenant work to be removed if the Property is located in one of the few jurisdictions in which tenant contractors may never lien the landlord’s interest in the Property]] in connection with construction on or improvement to any portion of the Property within the last ______ [[period of time within which lien claims may be asserted according to the lien statute of the state in which Property is located, using statutory language of days, weeks, or months (plus a five-day cushion)]], except for (a) standard maintenance and repair by or on behalf of the Owner, which has been or will be paid in due course, and (b) the labor, services, and materials (if any) described on Schedule C hereto; and the Owner has not received any written notice of intention to file, record, or assert a lien against any portion of the Property for labor, service, or material furnished in connection with construction on or improvement to any portion of the Property. [[All labor, services, and materials, whether the Owner, a Duke Realty entity, a tenant, or a buyer is obligated to pay costs, should be listed on Schedule C.]

4.
There are not any (a) bankruptcy or insolvency proceedings pending by or against the Owner in any state or federal court, (b) unsatisfied judgments against the Owner, or (c) pending lawsuits that directly affect the Property.

5.
Other than as specifically listed in the Title Commitment, there are not any (a) defects in or liens, encumbrances, or other claims against the title to the Property, (b) inchoate rights created by, through, or under the Owner that may ripen into a defect in or lien, encumbrance, or other claim against the title to the Property, or (c) violations of any covenant, condition, or restriction affecting the Property; the Owner has not entered into any agreements for the sale, leasing, or other disposition of the Property except as disclosed to the Title Company in writing; and the Owner has not received written notice of any unpaid tax or assessment not shown in the public records that could affect or become a lien against the Property.

6.
Except for the instruments delivered to the Title Company by or on behalf of the Owner with instructions to submit for recordation, no instrument affecting the Property or title to the Property has been or will be submitted for filing or recording in the public records by or under the direction of the Owner after the Effective Date and through the earlier of (a) the third (3rd) day following the date hereof and (b) the date of recordation of that certain ___________________ [[Special/Limited Warranty Deed, Assignment of Ground Lease, etc.]] (the “Conveyance Instrument”) affecting title to the Property from the Owner to ___________. (This paragraph being the “Gap Paragraph” referred to in the following gap indemnification.)

8.
This Owner’s Title Affidavit and Indemnity Agreement is given with the understanding and intention that the Title Company shall rely thereon in issuing its title insurance policy pursuant to the Title Commitment.

[Remainder of Page Intentionally Left Blank]

Gap Indemnification
The Owner hereby agrees to hold harmless and indemnify the Title Company against any loss, cost, expense, claim, or damage arising by reason of any material incorrectness in the Gap Paragraph herein, provided, however, that this agreement is (and such indemnification shall be) conditioned upon the Title Company exercising all due diligence and dispatch in promptly recording the Conveyance Instrument.
[[OPTIONAL INDEMNIFICATION: The following indemnification is to be given by the Owner if there is disclosure of maintenance and repair furnished by or on behalf of the Owner.]]
Mechanics’ Liens Indemnification, Owner’s Construction
The Owner hereby agrees to pay, protect, defend, indemnify, and hold and save harmless the Title Company from and against any and all liabilities, claims of liability, obligations, losses, costs, charges, expenses, causes of action, suits, demands, judgments, and damages of any kind or character whatsoever, including but not limited to reasonable attorneys' fees and costs (including appellate fees and costs and actual attorneys’ fees awarded against the Title Company, directly or indirectly) incurred or sustained by the Title Company because of, under, or pursuant to the title insurance policy written pursuant to the Title Commitment by reason of, related to, or arising from any and all liens or rights to lien existing or asserted against the Property due to any of the labor, service, or material in connection with the maintenance and repair furnished by or on behalf of the Owner, as disclosed herein.

[[OPTIONAL INDEMNIFICATION: The following indemnification is to be given by Duke Realty Limited Partnership (or the Owner or other Duke Realty entity, depending on facts) only if and to the extent the Owner or another Duke Realty entity is financially responsible for any of the labor, service, or material furnished during the lien period, whether or not completed or paid for, listed on Schedule C.]]
Mechanics’ Liens Indemnification, Tenant Improvement
Duke Realty Limited Partnership [[or other Duke Realty entity, depending on circumstances]] (“Duke”) hereby agrees to pay, protect, defend, indemnify, and hold and save harmless the Title Company from and against any and all liabilities, claims of liability, obligations, losses, costs, charges, expenses, causes of action, suits, demands, judgments, and damages of any kind or character whatsoever, including but not limited to reasonable attorneys' fees and costs (including appellate fees and costs and actual attorneys’ fees awarded against the Title Company, directly or indirectly) incurred or sustained by the Title Company because of, under, or pursuant to the title insurance policy written pursuant to the Title Commitment by reason of, related to, or arising from any and all liens or rights to lien existing or asserted against the Property due to any of the labor, service, or material described as being the financial responsibility of the Owner or of Duke on Schedule C hereto.

IN WITNESS WHEREOF, Affiant, as the affiant hereunder and on behalf of the Owner, has executed this document as of the ____ day of _________________, 20___.
___________________________
[[SIGNATURE BLOCK]]

_______________________________
[[NOTARY BLOCK FOR THE COUNTY AND STATE OF EXECUTION (NOT, NECESSARILY, WHERE THE PROPERTY IS LOCATED]]

SCHEDULE A TO EXHIBIT P
Property Description
______________________________
[[description of the Property]]

SCHEDULE B TO EXHIBIT P
Tenants
______________________________________
[[leases and amendments from Purchase and Sale Agreement,
as updated for Assignment and Assumption Agreement]]

SCHEDULE C TO EXHIBIT P
Labor, Services, and Materials
______________________________
[[Insert “None,” if no construction during the lien period; if construction during lien period, include a statement of who is financially responsible for payment (such as the Owner, a Duke Realty entity, a tenant, a buyer]]